As filed with the Securities and Exchange Commission on January 27, 1997
                           Registration No. 33- _____


                                    FORM SB-2

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                PTI HOLDING INC.
                    ------------------------------------------
                 (Name of small business issuer in its charter)



      Delaware                      3149                    13-3590980
----------------------        ---------------------         ------------------
(State or jurisdiction        (Primary Standard             (I.R.S. Employer
of incorporation              Industrial Classifica-        Identification No.)
or organization)              tion Code Number)



                    c/o 15 East North Street, Dover, DE 19901
          (Address and telephone number of principal executive offices)


                      15 East North Street, Dover, DE 19901
          (Address or principal place of business or intended principal place of business)


                           Mr. Meredith W. Birrittella
                               c/o Akabas & Cohen
                          488 Madison Avenue, 6th Floor
                            New York, New York 10022
                                 (212) 308-8505


            (Name, Address and telephone number of agent for service)


                Approximate date of proposed sale to the public:
 As soon as practicable after the effective date of this Registration Statement

                         CALCULATION OF REGISTRATION FEE
---------------------- ------------- ------------- --------------- -------------
Title of each class    Amount to be  Proposed      Proposed max.   Amount of
of securities to be    registered    max.offering  aggregate       registration
registered                           price per     offering price  fee
                                     share         price
---------------------- ------------- ------------- --------------- -------------
---------------------- ------------- ------------- --------------- -------------

Common Stock (1)       460,000       $7.500        $ 3,450,000        $ 1,045

Common Stock (2)       120,000       $8.375(7)     $ 1,005,000        $   305

Common Stock (3)        54,750       $8.375(7)     $   458,531        $   139

Common Stock (4)        77,265       $8.375(7)     $   647,094        $   196

Common Stock (5)        50,000       $8.375(7)     $   418,750        $   127

Redeemable              40,000       $2.125(8)     $    85,000        $    26
Public Warrants(6)
---------------------- ------------- ------------- --------------- -------------
                                   TOTAL FEE:                        $  1,838
                                                                     =========

         (1) Represents 460,000 shares of Common Stock issuable upon the exercise of the currently outstanding Redeemable Public Warrants.

         (2) Represents 40,000 shares of Common Stock issuable to Oak Ridge Investments, Inc. ("Oak Ridge"), the underwriter of the Company's initial public offering in December 1992, 20,000 shares of Common Stock issuable to Steven F. Rosendahl ("Rosendahl"), a former employee of Oak Ridge, 20,000 shares of Common Stock issuable to Robert G. McVicker ("McVicker"), a former employee of Oak Ridge (Rosendahl, McVicker and Oak Ridge may be referred to herein collectively as the "Underwriters"), upon such Underwriters exercise of the underwriter's warrants issued to them as compensation for their services in connection with such initial public offering (the "Underwriters Warrants"), each of such Underwriter's Warrants consisting of the right to purchase, for $11.00, two shares of the Company's Common Stock and one Redeemable Public Warrant to purchase one share of the Company's Common Stock (a "Unit"), and 40,000 shares of Common Stock issuable upon the exercise of the Redeemable Public Warrants issuable upon such Underwriters exercise of the Underwriters Warrants, 20,000 of which will be issued to Oak Ridge, 10,000 of which will be issued to Rosendahl and 10,000 of which will be issued to McVicker.

         (3) Represents 54,750 shares of Common Stock issuable upon the exercise of the remaining outstanding, unregistered Bridge Warrants.

         (4) Represents 77,265 shares of Common Stock issuable upon the exercise of warrants issued by the Company.

         (5) Represents 50,000 shares of Common Stock issuable upon the exercise of employee options issued by the Company to a former officer and director of the Company.

         (6)  Represents  40,000  Redeemable  Public  Warrants  issuable  to the
Underwriters upon the exercise of the Underwriters Warrants. See Note 2 hereunder.

         (7) Last sale price of the Company's Common Stock on January 23, 1997.

         (8) Last sale price of the Company's Redeemable Public Warrants on January 23, 1997.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                PTI HOLDING INC.

                             Cross-Reference Sheet

Item      Caption                                 Location

1.        Front of Registration                   Outside Front Cover Page
          Statement and Outside Front
          Cover Page of Prospectus

2.        Inside Front and Outside                Inside Front and Outside
          Back Cover Pages of                     Back Cover Pages
          Prospectus

3.        Summary Information and                 Prospectus Summary; Risk
          Risk Factors                            Factors

4.        Use of Proceeds                         Use of Proceeds

5.        Determination of Offering               Not Applicable
          Price

6.        Dilution                                Not Applicable

7.        Selling Securityholders                 Selling Securityholders

8.        Plan of Distribution                    Plan of Distribution

9.        Legal Proceedings                       Legal Proceedings

10.       Directors, Executive                    Directors, Executive
          Officers, Promoters and                 Officers, Promoters and
          Control Persons                         Control Persons

11.       Security Ownership of                   Principal Stockholders
          Certain Beneficial Owners
          and Management

12.       Description of Securities               Description of Securities

13.       Interest of Named Experts               Not Applicable
          and Counsel

14.       Disclosure of Commission                Remuneration of Officers
          position on                             and Directors
          Indemnification
          for Securities

15.       Organization within Last                Certain Relationships and
          Five Years                              Related Transactions

16.  Description of Business       Description of Business; Risk Factors;
                                   Plan of Distribution; Financial Statements;
                                   Summary Financial Data; Prospectus
                                   Summary; Market Information

17.  Management's Discussion       Management's Discussion and
                                   and Analysis or Plan of Analysis
                                   Operation

18.  Description of Property       Description of Property

19.  Certain Relationships and     Certain Relationships and
     Related Transactions          Related Transactions

20.  Market for Common Equity      Market Information
     and Related Stockholder
     Matters

21.  Executive Compensation        Remuneration of Officers and Directors

22.  Financial Statements          Financial Statements

23.  Changes In and Disagreements  Not applicable
     With Accountants on Accoun-
     ting and Financial Disclosure

                              SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JANUARY 27, 1997

                                PTI HOLDING INC.

                         460,000 Shares of Common Stock
                                -----------------

            302,015 Shares of Common Stock by Selling Securityholders
   40,000 Redeemable Common Stock Purchase Warrants by Selling Securityholders


         This Prospectus relates to the offering by the Company (the "Offering") of 460,000 shares of common stock (the "Common Stock"), par value $.01 per share, of PTI Holding Inc., a Delaware corporation (the "Company").

         This Prospectus also relates to the offering (the "Offering") by holders or prospective holders of securities of the Company (the "Selling Securityholders") of 302,015 shares of Common Stock issuable upon the exercise of outstanding warrants and options, and of 40,000 warrants (the "Redeemable Public Warrants") for the purchase of Common Stock at an exercise price of $7.50 per share (the "Redeemable Public Warrant Exercise Price"), expiring January 15, 1998. Each Redeemable Public Warrant is redeemable at a price of $.01 per warrant, provided that (i) notice is mailed to all holders of outstanding Redeemable Public Warrants not less than 30 days prior to redemption; and (ii) holders of Redeemable Public Warrants shall be entitled to exercise Redeemable Public Warrants until the close of business on the day prior to the date fixed for redemption.

         Such securities may be sold by the Company or the Selling Securityholders, from time to time, in transactions on the over-the-counter market, in negotiated transactions, or through a combination of such methods of sale, at fixed prices, which may be changed. The Company may effect such transactions by selling the Common Stock or Redeemable Public Warrants to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Company and/or the purchasers of the Common Stock or the Redeemable Public Warrants for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "PLAN OF DISTRIBUTION" and "SELLING SECURITYHOLDERS."

         The Company would receive $3,450,000 of gross proceeds from the sale of shares of Common Stock issuable upon the exercise of the currently outstanding Redeemable Public Warrants, although no assurance can be given that any of the Redeemable Public Warrants will be exercised. None of the proceeds from the sale of the shares of Common Stock or the Redeemable Public Warrants by the Selling Securityholders will be received by the Company. However, such securities are issuable upon the exercise of outstanding options and warrants upon the exercise of which the Company will receive approximately $1,185,535 of gross proceeds.

         The shares of Common Stock and the Redeemable Public Warrants are traded on the NASDAQ SmallCap Stock Market under the symbols "PTII" and "PTII-W," respectively.


      THE SECURITIES OFFERED HEREBY ARE SPECULATIVE, INVOLVE A HIGH DEGREE
       OF RISK AND SHOULD BE PURCHASED ONLY BY INVESTORS ABLE TO SUSTAIN A TOTAL LOSS OF THEIR INVESTMENT. PROSPECTIVE PURCHASERS SHOULD CAREFULLY
        CONSIDER THE MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS."


                   THESE SECURITIES HAVE NOT BEEN APPROVED OR
                   DISAPPROVED BY THE SECURITIES AND EXCHANGE
                  COMMISSION NOR HAS THE COMMISSION PASSED UPON
                  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                     ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

         The Company is currently a reporting company under Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024 of the Commission's office at 450 Fifth Street N.W., Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, Suite 1300, New York, NY 10048; 5670 Wilshire Boulevard, 11th Floor, Los Angeles, CA 90036; and Citicorp Center, 500 West Madison Street, Suite 1400,
Chicago, IL 60604. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates.

         The securities of the Company are listed for trading on The Nasdaq SmallCap Stock Market and copies of reports and other information concerning the Company can be inspected at the offices of The Nasdaq Stock Market.

         The Company will provide without charge to each person who receives a prospectus, upon written or oral request of such person, a copy of any of the information that is incorporated by reference in the prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such requests should be addressed to the Company at c/o Protective Technologies International Inc., One River Street, Hastings on Hudson, NY 10706, telephone (914) 478-8200.

                               PROSPECTUS SUMMARY


         The following summary is intended only to summarize certain material in this Prospectus. This summary is qualified in its entirety by the detailed information and financial statements that appear elsewhere herein.


The Company

         PTI Holding Inc. (the "Company") was incorporated under the laws of Delaware in March, 1990. The Company is engaged in the business of designing, developing, manufacturing and marketing sports safety helmets for use in bicycling, in-line skating, roller blading, roller skating and skate boarding. The Company also markets and distributes bicycles and other bicycle-related products.

         Until February 28, 1994, the Company, then named Aerial Assault Inc., was engaged in the business of designing, developing and marketing distinctive, high-performance men's athletic footwear for basketball, and related apparel bearing the Company's name and logo. On March 1, 1994, the Company acquired Foam-O-Rama, Inc., a New York corporation ("Foam"), which was principally engaged in the business of the design, marketing and sale of bicycle helmets, through merging Foam into the Company's wholly-owned subsidiary, Protective Technologies International Inc., a New York corporation (the "Operating Subsidiary"). From and after March 2, 1994, Foam had no separate or independent existence, having been merged into the Operating Subsidiary. The Operating Subsidiary maintains an executive office at One River Street, Hastings on Hudson, NY 10706, telephone (914) 478-8200. Both the Company and the Operating Subsidiary may be referred to herein collectively as the Company.


The Registration

         Securities Outstanding:


          Before the Offering...      3,487,936 shares of Common Stock(1)
                                      460,000 Redeemable Public Warrants to
                                                  purchase Common Stock
                                      25,000 shares of Series A Preferred Stock


          After the Offering...       4,249,951 shares of Common Stock(2)
                                      0 Redeemable Public Warrants to purchase
                                        Common Stock(3)
                                      25,000 shares of Series A Preferred Stock

          Securities Offered:         762,015 shares of Common Stock(4)
                                      40,000 Redeemable Public Warrants(5)

          Use  of Proceeds:           The Company will receive $3,450,000 of
                                      gross proceeds from the excersise of the Redeemable Public Warrants currently outstanding. The Company will not receive any proceeds from the sales of securities by the Selling Securityholders. However, sales by Selling Securityholders assumes the eventual exercise of various warrants and options registered hereunder by the Selling Securityholders, which will result in additional gross proceeds to the Company of approximately $1,185,535. The
                                      Company will use the net proceeds of the Registration to finance the acquisition of inventory, for advertising and promotion, for research and development, and for general working capital. See "USE
                                      OF PROCEEDS."


          Risk Factors:               A  prospective  purchaser  of  shares  of
                                      Common  Stock  of the  Company  should
                                      carefully consider the factors discussed under the caption "RISK FACTORS."

          NASDAQ Symbol:              PTII

--------
   (1) Does not include the Underwriters Warrants granting the right to purchase 40,000 Units at an exercise price of $11.00 per Unit, each Unit consisting of two shares of Common Stock and one Redeemable Public Warrant, with each Redeemable Public Warrant giving the Underwriters the right to purchase an additional share of Common Stock at $7.50 per share. Does not include the Bridge Warrants granting the right to purchase 54,750 shares of Common Stock at an exercise price of $1.65 per share. Does not include the exercise of 62,500 warrants and 14,765 warrants granting the right to purchase common stock at exercise prices of $3.75 and $3.95, respectively. Does not include the exercise of 50,000 options, granted to a former officer and director of the Company, granting the right to purchase Common Stock at an exercise price of $1.25 per share. Does not include, in addition to the aforementioned shares registered hereunder that are issuable upon the exercise of those options and warrants, 463,820 shares of Common Stock issuable upon the exercise of vested options granted to consultants, independent contractors and employees of the Company at exercise prices ranging from $1.25 per share to $9.00 per share. Does not include up to 500,000 shares of Common Stock issuable upon the successful achievement of certain performance targets pursuant to the terms of the outstanding Preferred Stock. See "DESCRIPTION OF SECURITIES - Preferred Stock."

   (2) Includes the 500,000 shares of Common Stock issuable upon the exercise of Redeemable Public Warrants (460,000 of which are outstanding, and 40,000 of which are issuable upon the Underwriters' exercise of the Underwriters Warrants) at an exercise price of $7.50 per share. Includes the 80,000 shares of Common Stock issuable to the Underwriters upon the exercise of the Underwriters Warrants. Includes shares issuable upon the exercise of 54,750 Bridge Warrants at $1.65 per share. Includes shares issuable upon the exercise of 62,500 warrants and 14,765 warrants at exercise prices of $3.75 and $3.95 per share, respectively, which such warrants were issued by the Company. Includes shares issuable upon the exercise of 50,000 options granted to a former officer and director of the Company at an exercise price of $1.25 per share. Does not include, in addition to the aforementioned shares registered hereunder that are issuable upon the exercise of those options and warrants, 463,820 shares of Common Stock issuable upon the exercise of vested options granted to consultants, independent contractors and employees of the Company at exercise prices ranging from $1.25 per share to $9.00 per share. Does not include up to 500,000 shares of Common Stock issuable upon the successful achievement of certain performance targets pursuant to the terms of the outstanding Preferred Stock. See "DESCRIPTION OF SECURITIES -- Preferred Stock."

   (3) The Redeemable Public Warrants registered hereunder will be issued in connection with the exercise of the Underwriters Warrants. For purposes of this Registration Statement, both the 40,000 Redeemable Public Warrants registered hereunder and the 460,000 Redeemable Public Warrants currently outstanding are assumed to be immediately exercised upon the effective date of this Registration Statement. See Note 2 hereunder. No assurance can be given, however, that any or all of such Redeemable Public Warrants will be exercised.

  (4) The Common Stock offered hereunder will be issued in connection with, and hereby presumes: (1) the exercise of all 460,000 currently outstanding Redeemable Public Warrants at $7.50 per share; (2) the exercise, at $7.50 per share, of the 40,000 Redeemable Public Warrants issuable in connection with the exercise of the Underwriters Warrants; (3) the issuance of the 80,000 shares of Common Stock issuable upon the exercise of the Underwriters Warrants; (4) the exercise of the remaining 54,750 outstanding Bridge Warrants; (5) the exercise of warrants granting the right to purchase 77,265 shares of Common Stock ; and
(6) the exercise of options granting the right to purchase 50,000 shares of Common Stock.

   (5) The Company granted to Oak Ridge Investments, Inc. ("Oak Ridge"), the underwriter of the Company's initial public offering, to Steven F. Rosendahl ("Rosendahl"), a former employee of Oak Ridge, and to Robert McVicker ("McVicker"), a former employee of Oak Ridge (Oak Ridge, Rosendahl and McVicker may be referred to collectively herein as the "Underwriters"), warrants to purchase (the "Underwriters Warrants"), respectively, 20,000, 10,000 and 10,000 Units (the "Units"), each Unit consisting of two shares of Common Stock of the Company and one Redeemable Public Warrant to purchase one share of Common Stock of the Company. The Redeemable Public Warrants registered hereunder are issuable upon, and hereby presume, the exercise of the Underwriters Warrants.

   (6) If the costs of the Company's product recall and destruction of defective merchandise were excluded (such costs including not only writing- off sales and expense costs, but also replacing the recalled helmets free of charge), the gross profit margin for 1994 would be approximately 23%.

Summary Financial Information

         The following selected financial data with respect to the periods ended December 31, 1995 and 1994 are derived from the Company's audited financial statements included elsewhere in this Prospectus. The following selected financial data with respect to the nine-month periods ended September 30, 1996 and 1995 are derived from the unaudited financial statements of the Company included elsewhere in this Prospectus, but in the opinion of management include all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial position of the Company for the periods presented. The results of operations for the interim periods are not necessarily indicative of results attained or to be attained in any other fiscal period. The information below should be read in conjunction with the Financial Statements and related notes thereto included elsewhere in this Prospectus.


                    Consolidated Statement of Operations Data

                         For the Year Ended            For the Nine Months Ended
                             December 31,                    September 30,
                         1995            1994             1996(1)        1995(1)
                       --------        --------         --------        --------

Net Sales            $8,166,788      $4,776,165      $13,532,363      $6,505,019
Net Income (loss)       867,936(2)     (769,293)(3)    1,286,119         509,441

Per Share Data:
Income (loss) from:         .24(4)         (.25)(5)          .33             .15

Weighted average
number ofcommon
shares outstanding    3,637,025       3,021,822        3,891,973       3,330,900


         (1)  Unaudited.

         (2)  Includes $80,000 net income from discontinued operations.

         (3)  Includes $88,398 net loss from discontinued operations.

         (4)  Includes $.02 net income per share from discontinued operations.

         (5)  Includes $.03 net loss from discontinued operations.


                         Consolidated Balance Sheet Data

                        For the Year Ended             For the Nine Months Ended
                         December 31,                        September 30,
                       ------------------------        -------------------------
                         1995            1994             1996(1)        1995(1)
                       --------        --------         --------        --------

Working Capital       3,593,238       2,590,825        5,102,066       3,293,076

 Total Assets         6,536,909       5,930,960        9,505,022       6,554,086

Long-Term debt and
  redeemable preferred
  stock, excluding
  current maturities     86,250         111,250           61,250          86,250

Stockholder's Equity  5,676,941       4,673,443        7,161,498       5,290,384
  (Deficiency)


         (1)  Unaudited.

                                  RISK FACTORS


         An investment in the Common Stock or Redeemable Public Warrants offered hereby involves a high degree of risk. Common Stock and Redeemable Public Warrants should not be purchased by a person who cannot afford the loss of his or her entire investment. The following risks, in addition to those discussed elsewhere in this Prospectus, should be considered carefully in evaluating the Company and its business prior to purchasing any of the Common Stock or Redeemable Public Warrants offered hereby.

         1. Limited Operating History; Limited Revenues; Prior Deficit in Working Capital; and Start-up Business. The Company was organized in March 1990 and has had a limited operating history. No assurance can be given that the Company will operate profitably in the future. In the future, the Company is likely to experience undercapitalization, cash shortages, setbacks in product development and other risks common to emerging businesses.

         2. Competition. The safety sport helmet industry is dominated by Bell Sports Corporation ("Bell"). In 1995 , Bell and American Recreation, the second largest manufacturer of bicycle helmets, merged their operations. As a result of this merger, the Company estimates that Bell will have approximately 65% of the market, based on units sold in 1995. In addition to Bell, significant competitors include Troxol, Specialized and Trek as well as other small manufacturers, including several new entrants in 1995 and 1996. Most of the new entrants, however, have not succeeded in capturing a significant market share because mass merchant buyers have generally been reducing the number of helmet suppliers and dealing with only those companies that can supply a wide variety of helmet designs and price points.

         Bell and other competitors have significantly greater financial and other resources than the Company. However, the Company's ability to compete with Bell is highlighted by its success at Toys R Us and Target, where it has replaced Bell as the largest vendor. Although the Company has gained market share in the past by undercutting the prices of competitors, many competitors have reduced their prices to meet the Company's prices. The Company's ability to compete in the future will depend on its giving customers better and more varied designs, better service and more value-added products. See "DESCRIPTION OF BUSINESS -- Competition."

     3. Uncertain Market Acceptance and Dependence upon Major Customers. The Company has sold its bicycle helmets and other products for less than four years, and, as a result, the Company has limited experience in marketing its products. Further market acceptance of the Company's products will depend, in large part, upon the Company's ability to convince bicycle helmet retailers that the Company's products will be attractive to potential purchasers. No assurance can be given that the Company will be successful in its marketing efforts. In addition, during the first three quarters of 1996, the Company's sales to its single largest customer constituted approximately 66% of its gross revenues, compared to 63% during the same period in 1995. Sales to its second largest customer accounted for 14% of gross revenues in the first three quarters of 1996, compared to 23% during the same period in 1995. The loss of these customers would have an adverse effect on the Company's business. See "DESCRIPTION OF BUSINESS -- Marketing & Distribution."

     4. Need for Additional Financing. The Company has recently opened a revolving line of credit at Key Bank of New York in the amount of $7,000,000, of which the Company is currently able to draw approximately $3,000,000. Although the Company believes that its current funding, including such funds made available through its line of credit, is sufficient to sustain the Company's operation and enable it to maintain a positive cash flow from operations at its current level of sales, for the Company to expand its sales to achieve significant profits or to continue to develop new and/or improved products to maintain its place in the market, or if the Company encounters more difficulty than it anticipates in the acceptance of its products or in other areas, it may require additional financing for inventory of its bicycle helmets, for research and development and/or for general working capital. No assurance can be given that such financing will be available to the Company, or, if it is available, that it will be on terms favorable to the Company.

     5. Dependence Upon Key Personnel and Executive Pay. The Company is dependent upon the services of Meredith Birrittella, its Chief Executive Officer and CFO, and Warren Schaeffer, its Secretary and president of the Operating Subsidiary. The loss or interruption of the services of either of these individuals would have a material adverse effect on the Company. The Company maintains life insurance on each of these two executive officers.

     6. Trademarks. The Company markets its bicycle helmets, bicycles and bicycle-related products under the brand names Protective Technologies(TM) and PTI(TM). In addition, the Company markets different helmet models under the trademarks Cool Cat(TM), Kid Kat(TM), Elite(R), and 9000 Series(TM). The Company believes that such trademarks are helpful to the Company's ability to market its products. The Company, however, has obtained a federal registration for only the Elite trademark. No assurance can be given that the Company will be granted trademark protection for its unregistered trademarks. Even if such protection is granted for all of its trademarks, no assurance can be given that the Company will be able to successfully defend its trademarks if forced to litigate their enforceability. If the Company were to lose the use of any of such trademarks, its sales could be adversely affected.

     7. Reliance on Foreign Manufacturers. The Company sources out the manufacturing of all bicycle accessory products to certain manufacturers, a number of which are foreign corporations. Access to the foreign manufacturers could be adversely affected by economic or political instability in such foreign countries and by currency fluctuations; however, the Company believes that adequate alternate sources of supply exist. The Company has not entered into any written agreement with any manufacturer, foreign or domestic. In the event of a loss of a supplier, the Company's operations could be seriously disrupted until other manufacturers are found.

     8. Control by Current Management. The current management of the Company currently owns, including various vested and unvested options to purchase Common Stock of the Company, approximately 22.5% of the outstanding shares of Common Stock of the Company. No cumulative voting is in effect for the election of directors of the Company, and, therefore, although the underwriter of the Company's initial public offering has the right to designate a director, current management will be able to assert considerable influence over the direction of the Company. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

     9. No Dividends. The Company has not paid dividends to its shareholders since its inception and does not plan to pay dividends in the foreseeable future. The Company currently intends to retain any earnings to finance the growth of the Company.

     10. Potential Future Sales pursuant to Rule 144 or Pursuant to Registration Rights. As of January 1, 1997, 1,405,301 shares of Common Stock currently issued and outstanding are "restricted securities" as that term is defined under the Securities Act of 1933, as amended (the "Act"). The ownership of such restricted shares is as follows: 535,238 owned by Meredith W. Birrittella; 455,238 owned by Martin P. Birrittella; 294,825 owned by Thomas J. Coleman; and 120,000 owned by Warren Schaeffer.

     In addition, upon the Company's successful achievement of certain specified performance targets, up to an additional 500,000 shares of Common Stock are issuable pursuant to the terms of the outstanding Preferred Stock (see "DESCRIPTION OF SECURITIES--Preferred Stock"), and such shares of Common Stock would also be "restricted securities" to the extent issued to affiliates of the Company.

    In general, under Rule 144 promulgated under the Act, a person who has satisfied a two-year holding period may, under certain circumstances, sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock or the average weekly trading volume of such shares during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares of Common Stock by a person who is not an "affiliate" of the Company (as defined in Rule 144) and who has satisfied a three-year holding period, without any volume or other limitation.

     Excluding the shares issuable upon the exercise of those options and warrants registered hereunder, the Company has granted to consultants, independent contractors and employees vested options to acquire a total of 463,820 shares of Common Stock. The shares issuable upon the exercise of these options will be either freely transferrable as a result of their registration under Form S-8 of the Securities Act of 1933, or will be subject to sale under Rule 144.

     The sale of restricted Common Stock in the future, or even the possibility that it may be sold, may have an adverse affect on the market price for the Common Stock.

     11. Maintenance Criteria for NASDAQ Securities. The Company currently lists its Common Stock and Redeemable Public Warrants in the NASDAQ trading system, on which most public trades of the Company's Common Stock are effected. Inclusion in NASDAQ does not necessarily create a meaningful, sustained market for the Company's securities. Moreover, continued inclusion in NASDAQ is subject to certain maintenance criteria such as maintenance of two market makers, total assets of at least $2,000,000, capital and surplus of at least $1,000,000, per share market price of at least $1.00 (or aggregate market value of publicly held Common Stock at least $1,000,000 and at least $2,000,000 in capital and surplus) and at least 300 shareholders. The failure to meet any of these maintenance criteria in the future may result in a discontinuance of the inclusion of the Company's securities in NASDAQ, which may have an adverse effect on the market for the securities.

     12. Limitation on Directors' Liabilities under Delaware Law. Pursuant to the Company's Certificate of Incorporation and under Delaware law, directors of the Company are not liable to the Company or its shareholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or for any transaction in which a director has derived an improper personal benefit.

     13. Rules Limiting Broker-Dealer Sales of Company Shares. It is possible that the Company's Common Stock will be covered by a Securities and Exchange Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. In addition, it is possible that an underwriter's participation in the trading market of the Common Stock and the Public Redeemable Warrants will be covered by a Securities and Exchange Commission rule that imposes additional disclosure requirements on broker-dealers in "penny stock" transactions. Although the Common Stock is currently outside the definition of a "penny stock" under the applicable rules, in the event the Common Stock were subsequently to become characterized as a "penny stock," as a result of being delisted from The NASDAQ Stock Market or otherwise, broker/dealers effecting transactions for clients in the Common Stock will be required to make extensive disclosures to such clients in certain circumstances regarding the Common Stock, including bid, offer and other pricing information relating to the Common Stock, such broker/dealer's compensation and the compensation of associated persons in connection with the transaction, and such client's specific account information. Such additional burdens imposed upon broker/dealers may discourage broker/dealers from effecting transactions in the Common Stock. Consequently, these rules may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers of Common Stock to sell their securities in the secondary market.

     14. Exercise of Warrants. The Company is registering for sale up to 460,000 shares of Common Stock underlying the currently outstanding Redeemable Public Warrants, 80,000 shares of Common Stock issuable upon the exercise of the Underwriters' Warrants, 40,000 shares of Common Stock issuable upon the exercise of Redeemable Public Warrants which are issuable upon exercise of the Underwriters' Warrants, 54,570 shares issuable upon the exercise of the Bridge Warrants to purchase Common Stock at $1.65 per share, 62,500 and 14,765 shares of Common Stock issuable at $3.75 and $3.95 per share, respectively, upon the exercise of warrants issued by the Company, and 50,000 shares of Common Stock issuable at $1.25 per share upon the exercise of options issued to a former officer and director of the Company. The exercise of such Redeemable Public Warrants, Underwriters' Warrants, Bridge Warrants, and additional warrants and options granted by the Company may occur at a time that the Company could probably obtain financing on better terms. In addition, such exercises would dilute the percentage ownership interests of holders of Common Stock. Further, the offering for sale of some or all of such underlying Common Stock, or even the possibility of such sale, may have an adverse affect on the market price for the Common Stock. See "DESCRIPTION OF SECURITIES" and "PLAN OF DISTRIBUTION."

     15. Management Discretion in Use of Proceeds. The proceeds of the Offering will be allocated predominately for marketing and sales, and for general and administrative and working capital purposes. However, management will have broad discretion over the application and allocation of the use of the net proceeds. See "USE OF PROCEEDS."

                               MARKET INFORMATION

         The Principal market on which the Company's Common Stock trades is The Nasdaq SmallCap Stock Market, under the symbol "PTII."

         The following table sets forth the high and low sale prices according to The NASDAQ Stock Market Research Department for the common stock of the Company during the periods indicated:

                         NASDAQ Stock Market List Prices
                         -------------------------------
Quarter Ended                    High                       Low
September 30, 1994             $ 3-7/8                    $ 2-7/8
December 31, 1994              $ 4-1/4                    $ 2

March 31, 1995                 $ 2-7/8                    $ 1-1/4
June 30, 1995                  $ 3-3/4                    $ 1-1/4
September 30, 1995             $ 6                        $ 3-5/8
December 31, 1995              $ 7                        $ 4-3/4

March 31, 1996                 $ 6-11/16                  $ 4-3/8
June 30, 1996                  $ 9-3/8                    $ 5-3/4
September 30, 1996             $ 9-5/8                    $ 7 1/16
December 31, 1996              $ 10-3/8                   $ 7 3/4


         The above prices are over-the-counter market quotations and reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions. The source of such prices is The Nasdaq Stock Market's monthly statistical summary reports.

         As of November 30, 1996, the approximate number of holders of record of the Company's common stock was 88. The Company has not paid dividends to its shareholders since its inception and does not plan to pay dividends in the foreseeable future. The Company currently intends to retain any earnings to finance the growth of the Company. See "RISK FACTORS -- No Dividends."


                                 USE OF PROCEEDS

         The Company will receive $3,450,000 of gross proceeds from the sale of shares of Common Stock issuable upon the exercise of the currently outstanding Redeemable Public Warrants, assuming the exercise of all such outstanding
Redeemable Public Warrants, less expenses of this Offering of approximately $50,000, resulting in anticipated net proceeds to the Company of approximately $3,400,000.

         The sale of securities by the Selling Securityholders will not result in any proceeds to the Company. See "SELLING SECURITYHOLDERS". However, it presumes exercise of outstanding warrants and options, and therefore proceeds to the issuer would be as follows:

        --------------------------- ------------- -------------- ---------------
                                     Price to     Underwriting
                                     Public(1)    Discounts and    Proceeds to
                                                  Commissions(2)   Issuer
        --------------------------- ------------- -------------- ---------------
        --------------------------- ------------- -------------- ---------------
        Price Per Unit

              40,000 Units         $ 11.00             $ 0             $ 440,000
        Price Per Share
        of Common Stock

              40,000 Shares         $ 7.50             $ 0             $ 300,000

              54,750 Shares         $ 1.65             $ 0              $ 90,338

              62,500 Shares         $ 3.75             $ 0             $ 234,375

              14,765 Shares         $ 3.95             $ 0              $ 58,322

              50,000 Shares         $ 1.25             $ 0              $ 62,500
        --------------------------- ------------- --------------- --------------
        Total                                           $0           $ 1,185,535
        --------------------------- ------------- --------------- --------------


(1) The 40,000 Units are issuable upon the exercise of the Underwriters Warrants. The 40,000 shares of Common Stock are issuable upon the exercise of the Redeemable Public Warrants to be issued to the
         Underwriters upon their exercise of the Underwriters Warrants. The 54,750 shares of Common Stock issuable at $1.65 per share consist of the shares of Common Stock issuable upon the exercise of the outstanding Bridge Warrants. The 62,500 shares of Common Stock issuable at $3.75 per share consist of the shares of Common Stock issuable upon the exercise of the warrants issued by the Company. The 14,765 shares of Common Stock issuable at $3.95 per share consist of the shares of Common Stock issuable upon the exercise of the warrants issued by the Company. The 50,000 shares of Common Stock issuable at $1.25 per share consist of the shares of Common Stock issuable upon the exercise of the options granted by the Company to a former officer and director of the Company.

(2) The securities registered hereunder will not be sold through an underwriter. See "PLAN OF DISTRIBUTION."


         The Company intends to use the net proceeds of the Offering, including those funds the Company will receive upon the exercise of the options and warrants registered hereunder for sale by the Selling Securityholders to finance the acquisition of inventory, for advertising and promotion, for research and development, and for general working capital purposes. Such funds will not be kept separate from other funds of the Company and collectively will be used to pay all obligations of the Company including compensation to the officers. No proceeds are allocated specifically to any other payment, directly or indirectly, to directors, officers or their affiliates. The officers of the Company have broad discretion over the use of proceeds. See "RISK FACTORS -- Management Discretion in Use of Proceeds".

         Pending application of the proceeds, the Company may make temporary investments in interest-bearing savings accounts, certificates of deposit, United States Government obligations, money market accounts, short-term interest-bearing securities or other marketable securities.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS

         As discussed more fully in the DESCRIPTION OF BUSINESS section herein, on March 1, 1994, the Company acquired Foam, a business principally engaged in the design, manufacture and marketing of bicycle helmets, by merging Foam into the Operating Subsidiary. For purposes of the transfer of the economic benefits and risks, the acquisition was deemed to have occurred on January 1, 1994. The Operating Subsidiary has been the Company's core operating entity since the date of the acquisition. Both the Company and the Operating Subsidiary may be referred to herein collectively as the Company.


Results of Discontinued Operations

         The Company's inability in 1993 to effectively compete in the athletic basketball footwear industry, and therefore its inability to maintain adequate gross profit and net income levels, led to management's decision to discontinue the Company's footwear operation. For the year ended December 31, 1994 the Company had a net loss of $769,293. The net loss in 1994 comprised a $680,895 loss from operations and a $88,398 loss from discontinued operations.

         For the year ended December 31, 1995 the Company had net income of $867,936. The net income consists of $787,936 from continuing operations, and $80,000 from discontinued operations based on the write-off of an $80,000 account payable pursuant to a resolution of a dispute with one of the Company's former suppliers.


Results of Continuing Operations

         Fiscal Year 1995 Compared to Fiscal Year 1994

         The Company's net sales were $8,166,788 during the year ended December 31, 1995, an increase of 71% from its net sales of $4,776,165 in 1994.

         The 71% sales increase from 1994 to 1995 resulted predominantly from increased sales to existing customers through the addition of new helmet models, increased sales in existing models due to growth in the overall helmet market and the addition of new retail outlets for the Company's products.

         The Company anticipates that its total sales for the 1996 fiscal year will be more than twice the amount of its 1995 sales. This increase is expected to result from the Company's increasing its market share at the expense of competitors, from introducing new accessory product lines, and from the Company's license arrangements both with Hasbro, Inc., to manufacture and market helmets, bicycles and bicycle accessories under the Playskool(TM) brand name, and with Bohbot Entertainment, Inc. to market helmets with the Princess Gwenevere and the Jewel Riders(TM) characters.

         The Company's net income for the year ended December 31, 1995 was $867,936, which consisted of $787,936 of net income from operations and $80,000 of net income from discontinued operations, compared to the Company's loss for the year ended December 31, 1994 of $769,293, consisting of a $680,895 loss from operations and a $88,398 loss from discontinued operations. The increase in net income was due to several factors, including higher sales levels, higher gross margins, and lower selling general and administrative expenses as a percentage of sales.

         Further, in 1994 the Company had several one-time expenses, including one-time charges of $250,000 in connection with the voluntary recall of a certain helmet, which, the Company determined, did not meet its standards, one-time deferred compensation charges of $150,000, one-time charges of an additional $99,000 in connection with the Company's buyout of a high level manager's employment agreement, and amortization of noncompetition covenants and goodwill in the aggregate amount of $166,000.

         The cost of sales for the year ended December 31, 1995 was $5,954,212 (resulting in a gross profit margin of 27%) compared to the Company's cost of sales of $3,918,362 (resulting in a gross profit margin of 18%6) for the year ended December 31, 1994.

         Selling, general and administrative expenses for the year ended December 31, 1995 were $1,664,002, compared to selling, general and administrative expenses of $1,567,070 for the year ended December 31, 1994. As a percentage of sales these expenses were 20% and 33% for the years ended December 31, 1995 and 1994, respectively.

         The increased selling, general and administrative spending in 1995 is primarily due to the higher costs associated with the expansion of the helmet business and the higher costs for human resources. However, as a percentage of sales, selling, general and administrative spending decreased from the 1994 fiscal year. As the Company's sales grow faster than its increases in fixed overhead, the Company should continue to see its selling, general and administrative expenses as a percentage of sales fall. In 1996, management believes, the Company can meet its projected sales increases without significantly increasing its selling, general and administrative expenses.

         Nine Months Ended September 30, 1996 Compared to Nine Months Ended September 30, 1995.

         The Company's net sales were $13,532,363 during the nine months ended September 30, 1996, an increase of 108% from net sales of $6,506,019 during the comparable nine months in 1995. The 108% sales increase for these periods resulted primarily from increased sales of existing models, from expansion of the Company's bicycles accessories business and also from the addition of new customers.

         Net income was $1,286,119 during the nine months ended September 30, 1996, compared to a net income of $509,441 during the same period in 1995. The increase in net income was due to higher sales levels and lower selling general and administrative expenses as a percentage of sales.

         The cost of sales for the nine months ended September 30, 1996 was $9,717,716 (resulting in a gross profit margin of 28.19%) compared to cost of sales of $4,374,531 (yielding a gross profit margin of 32.8%) for the nine months ended September 30, 1995. The decrease in gross profit margin was due primarily to the fact that the Company's bicycle accessory products increased as a percentage of sales, such accessories having a lower gross profit margin than helmets.

         Selling, general and administrative expenses for the nine months ended September 30, 1996 were $1,901,156 compared to the Company's selling, general and administrative expenses of $1,656,956 for the nine months ended September 30, 1995. As a percentage of sales, these expenses were 14.05% and 25.47% for the nine months ended September 30, 1996 and 1995, respectively. The decreased ratio of selling, general and administrative spending to sales is in part due to the fact that the Company's sales grew faster than its increases in fixed overhead.


         Capital Resources

         The Company has satisfied its capital requirements through the proceeds of its initial public offering of securities, which resulted in net proceeds of approximately $3,800,000, through the proceeds of a Regulation 'S' private placement in November 1994, which resulted in gross proceeds of approximately $751,875, through the exercise of certain outstanding options held by employees and consultants of the Company, which resulted in net proceeds of approximately $175,075, through internal cash flow and, recently, through the Operating Subsidiary's opening of a revolving line of credit.

         The Company pays its employees and vendors on a weekly, monthly or bimonthly basis, while its customers pay for products on an average of 70 days after shipment, and therefore the Company has substantial needs for working capital. As of September 30, 1996, the Company had $449,278 of cash available for its cash needs, compared to cash of $385,850 as of September 30, 1995.

         On May 6, 1996, the Operating Subsidiary opened a revolving line of credit at Key Bank of New York. The line of credit is collateralized by the Operating Subsidiary's inventory, receivables and other assets, and guaranteed by the Company and Protective Technologies of America, Inc., a wholly-owned subsidiary (nonoperating) of the Company. The Company does not currently have any outstanding loans pursuant to such line of credit.

         The Company will also consider financing through additional public and private securities offerings and solicitations.

         Based on the Company's current plans, management anticipates that current cash balances, together with the Company's line of credit and cash flow generated from operations, will be sufficient to continue to fund production, purchase of equipment, increased marketing activities and continued research and development, as well as the rest of the Company's cash requirements, for approximately the next 18 months.



                             DESCRIPTION OF BUSINESS

         The Company, formally known as Aerial Assault Inc., was incorporated under the laws of Delaware in March 1990. Until February 28, 1994, the Company was engaged in the business of designing, developing and marketing distinctive, high-performance men's athletic footwear for basketball, and related apparel bearing the Company's name and logo. The Company commenced sales in February 1992.

         On March 1, 1994, the Company acquired Foam, a New York corporation which is principally engaged in the business of the design, marketing and sale of bicycle helmets, by merging it with and into the Company's wholly-owned operating subsidiary, Protective Technologies International Inc., a New York corporation (the "Operating Subsidiary") pursuant to a Merger Agreement and Plan of Reorganization dated February 14, 1994 among the Operating Subsidiary, Foam and Foam's shareholders. From and after March 2, 1994, Foam had no separate or independent existence, having been merged into the Operating Subsidiary. For purposes of the transfer of the economic benefits and risks of such transaction and the ongoing business of Foam, the acquisition was deemed to have occurred as of the opening of business on January 1, 1994.

         The principal assets of Foam as of the effective date of the acquisition consisted of: approximately $601,000 of accounts receivable; approximately $327,000 of inventory (including finished bicycle helmets and raw materials); approximately $107,000 of molds and related tools (including equipment deposits) for use in the production of bicycle helmets from raw plastic; certain proprietary information (including production methods, vendor contacts, and customer information) having no book value; and all of the issued and outstanding capital stock of Protective Technologies of America, Inc., a nonoperating wholly owned subsidiary of Foam that licensed the name Protective Technologies(TM) to Foam.

         The Company is a bicycle helmet manufacturer well positioned for accelerated gains as a result of growing state legislation mandating bicycle helmet use. In addition to helmets, the Company also markets and distributes bicycles and bicycle-related products.


Products

         The Company competes in mass market channels by offering a complete line of sport safety helmets in toddler through adult sizes. Currently, the Company produces and markets four distinctive helmet series, with each offered in a variety of patterns, colors and sizes. Helmets are made primarily of expanded EPS foam with a thin PVC or PETG micro shell over the top of the helmet. All of the Company's helmets meet or exceed the American National Safety Institute (ANSI) standards for bicycle helmet design. The Company's helmets are sold at retail for prices as low as $9.99 for a simple opening price point helmet for children to $49.99 for an advance, multi-vented helmet designed for adults.

         In addition to its own line of brand-name helmets, the Company manufactures helmets as a contractor for retailers and other companies selling private label products. This portion of the Company's business accounted for less than 10% of the Company's revenues during 1994 and 1995, and did not change significantly during the first three quarters of 1996.

         The Company's principal models of helmets include:

     Cool Cat(TM) and Kid Kat(TM): These models are the Company's best selling opening price point helmets for the toddler, child and youth categories. Helmets in these models retail for $9.99 to $12.99. The Cool Cat(TM) was the best selling helmet at Toys R Us and Target stores in 1994 and 1995.

     Elite (R) Series: These models comprise the Company's line of advanced, multi-vented helmets to be sold through independent bicycle dealers ("IBDs"). The Company began shipping helmets in these models as of April of 1995, and they currently retail for prices ranging from $30 to $50.

     9000 Series(TM): The Company's newest line of helmets, designed primarily for bicycling, is available in youth and adult sizes. This helmet retails in the $20 to $25 dollar range.

         The Company's bicycle-related products include, among other items, bicycles, knee and elbow pads, locks, water bottles and general biking equipment. A catalog detailing all of the Company's products is available upon request.


Manufacturing

         The Company assembles and distributes helmets from its manufacturing facility in New York State. The Company sources out the manufacturing of all the raw components of its helmets, including the plastic foam liners that constitute the main part of the helmets, to certain manufacturers, a number of which are foreign corporations in East Asia. Such independent manufacturers, both foreign and domestic, use molds and tooling that are owned by and for the exclusive use of the Company in the manufacture of these sub assembly components. Management believes that this outsourcing is the best long-term arrangement because it enables the Company to reduce its need for capital expenditures on equipment, and its manufacturing overhead.

         However, access to the foreign manufacturers could be adversely affected by economic or political instability in such foreign countries, and by currency fluctuations. In addition, the bicycles and bicycle accessories purchased by the Company for resale are subject to United States custom duties. Under the fixed duty structure in effect since July 1981, duties range from 8.5% to 37.5%, plus unit charges, depending on whether the principal component is leather or some other material. Further, the adoption of bilateral trade agreements between the United States and countries in which the Company's suppliers are located, work stoppages or the impositions of unilateral restrictions on trade, including quotas or additional duties, by either the United States or any supplier company, could disrupt supplies and/or increase the costs of obtaining products. The Company is unable to predict whether additional customs duties, quotas or other restrictions may be imposed on the importation of its products in the future. Any such action could result in increases in the cost of helmets, bicycles or bicycle accessories and, accordingly, might adversely affect the sales or profitability of the Company.


         Although the Company's operations would be seriously disrupted until alternative suppliers are found, with a significant adverse financial impact, based on the number of factories in East Asian countries, the Company believes that contract manufacturing of raw helmets and tooling and molds, as well as all of the raw materials required for such manufacturing, is available from several alternate sources. In addition, the Company believes that suppliers for the Company's bicycle and bicycle accessory products are available in the event of a disruption of supply.


Marketing and Distribution

         The two largest segments in the bicycle helmet market are mass merchants and independent bicycle dealers ("IBDs"). The Company historically has focused its sales goals on servicing the large mass-merchant customers. A large portion of the helmet sales to children in the United States are due to the mandatory helmet legislation that has been adopted in many states. Mass merchants have accounted for a large portion of the purchases motivated by such legislation because of their low retail prices for helmets relative to the bicycle dealers. In addition, mass merchants provide the largest order volume and do not require the extensive distribution channels needed to provide services to IBDs. The Company's helmets are sold chain wide in Toys R Us (600 stores), Target stores (550 stores), Toys R Us Canada (50 stores), and other regional mass merchants.

         In the first three quarters of 1996, the Company's sales to its single largest customer constituted approximately 66 percent of its gross revenues, compared to approximately 63 percent during the same period in 1995 calendar year. Sales to its second largest customer during the first three quarters of 1996 accounted for 14 percent of gross revenues, compared to 23 percent during the same period in 1995. The Company believes that its relationships with these accounts are good.

         In July 1994, the Company entered into a supply agreement with Toy Biz, Inc., a licensee of various Marvel Comic Book characters, to supply helmets bearing such characters to Toy Biz, Inc. for certain stores and to obtain a right to use such characters on the Company's helmets in sales to other stores. The agreement contemplates granting Toy Biz options to purchase, at the market price on the date of grant, a number of shares of its Common Stock depending on the volume of the Company's helmets purchased by Toy Biz. To date, Toy Biz has not purchased a sufficient amount of helmets to warrant the grant of any such options.

         In addition to Toy Biz, the Company has entered into license arrangements with Hasbro, Inc. to manufacture and market helmets, bicycles and bicycle accessories under the Playskool(TM) brand name, and with Bohbot Entertainment, Inc. to market helmets with the Princess Gwenevere and the Jewel Riders(TM) characters.

         Private label manufacturing of helmets for other companies in the helmet market has historically constituted a small part of the Company's business, and remains so to date. Although this segment generates a lower profit margin than do sales to mass merchants, the Company plans to attempt to increase private label sales as a percent of overall sales because they will allow the Company to widen its customer basis, gain economies of scale in production and increase penetration into retail market space that might otherwise be given to a competitor. The Company's private label purchasers include Cannondale and Target stores.

         The Company is currently seeking arrangements with established IBD distributors to expand its marketing by reaching the IBDs. The Company believes that its line of Elite (R) Series helmets will enable it to gain market share in the high end of the helmet market.


Trademarks and Patents

         The Company markets its bicycle helmets and helmet products under the brand names Protective Technologies(TM) and PTI(TM). In addition, the Company markets different helmet models under the trademarks Cool Cat(TM), Kid Kat(TM), Elite (R) Series, and the 9000 Series(TM). The Company believes that such trademarks are helpful to the Company's ability to market its products. To the extent it has not already done so, the Company plans to apply for registration of such trademarks.

         The Company does not currently use or employ any patents material to its business or operations.



Competition

         The bicycle helmet industry is dominated by Bell Sports Corporation ("Bell"), which has for several years maintained approximately a 45% market share in the United States. In 1995, Bell and American Recreation, the second largest manufacturer of bicycle helmets, merged their operations. The Company estimates that Bell now controls approximately 65% of the market, based on units sold in 1995. In addition to Bell, significant competitors include Troxol, Specialized and Trek, as well as other small manufacturers, including several new entrants in 1996. Most of the new entrants, however, have not succeeded in capturing a significant market share because mass merchant buyers have generally been reducing the number of helmet suppliers and dealing with only those companies that can supply a wide variety of helmet designs and price points.

         Bell and other competitors have significantly greater financial and other resources than the Company; however, the Company's ability to compete with Bell is highlighted by its success at Toys R Us and Target, where it has replaced Bell as the largest vendor. Although the Company has gained market share in the past by undercutting the prices of competitors, many competitors have reduced their prices to meet the Company's prices. The Company's ability to compete in the future will depend on its giving customers better and more varied designs, better service and more value-added products.


Research and Development

         The Company's research and development activities include development of new products, the improvement of existing products and the refinement of its manufacturing processes. During 1995, the Company spent $54,000 on such research and development, approximately the same amount the Company spent on research and development in 1994. It is expected that the Company will spend approximately $100,000 on research and development during the 1996 year.


Employees

         As of January 1, 1997, the Company had approximately 100 full-time employees, including 10 individuals in management, administration and clerical positions. The Company's employees are not represented by a labor union, and the Company believes that its relations with employees are satisfactory.


                                LEGAL PROCEEDINGS

         Although the Company is a party to certain pending trade litigations which have arisen in the usual course of its business, management deems such litigations immaterial to the Company's financial position, results of operations and future cash flows.


                             DESCRIPTION OF PROPERTY

         The Company's principal facility is a 97,000 square foot combined office, warehouse and assembly facility in Hastings on Hudson, New York. The Company occupies 50,000 square feet of such facility pursuant to a two-year lease, expiring February 28, 1997, and occupies the remaining 47,000 square feet of the facility on a month-to-month rental basis. The Company is currently negotiating with the landlord to extend the lease on the entire 97,000 square feet. The Company believes that comparable alternate facilities are available.


                         DIRECTORS, EXECUTIVE OFFICERS,
                          PROMOTERS AND CONTROL PERSONS

         The directors and executive officers of the Company are as follows:

                                                                      Executive
                                                                      Officer or
                                                                       Director
Name                      Age       Position                            Since
----                      ---       --------                          ----------

Meredith W. Birrittella    29      Chairman, Director, Chief Executive   3/21/90
                                   Officer, and Chief Financial Officer

Myles Birrittella          33      Director                             10/22/96

Robert Fuhrman             68      Director                             12/12/96

Warren Schaeffer           39      Director, Secretary and President      3/1/94
                                   of Operating Subsidiary

         Meredith W. Birrittella. Mr. Birrittella, age 29, a co-founder of the Company, has served as an officer and director since the Company's inception, and is currently Chairman, C.E.O. and C.F.O. of the Company.

         Myles Birrittella. Mr. Myles Birrittella, age 33, became a director of the Company in October, 1996. Mr. Birrittella is currently employed by Merrill Lynch as a financial consultant. For the years 1995 and 1996, prior to his employment with Merrill Lynch, Mr. Birrittella was a self-employed investor. From 1992 through 1994, prior to becoming a self-employed investor, Mr. Birrittella was the National Sales Manager for the Company.

         Warren Schaeffer. Mr. Schaeffer, age 39, co-founded Foam, the company acquired by the Company in March, 1994. Since the acquisition, he has served as the president of the Operating Subsidiary, and in October, 1996, was elected as a director of the Company. As of December, 1996, Mr. Schaeffer became the Secretary of the Company. Prior to his employment by the Operating Subsidiary, Mr. Schaeffer was the President and a director of Foam.

         Robert Fuhrman. Mr. Fuhrman, age 68, has been Chairman of Fuhrman Associates, Inc since 1972, serving as a managing and marketing consultant for a wide variety of consumer product companies. During this period, he has also served from time to time as an executive of client companies, including positions as President (CEO) of Eggland's Best, Inc., Marketing Vice President of Beech-Nut Nutrition Inc. (Baby Food) and Senior Vice President of "Totes."

         The Board of Directors is classified into three classes. Directors in each class are elected for a period of three years at the Company's annual meeting of shareholders, and each serves until his or her successor is duly elected by the shareholders. Currently, with the exception of Meredith W. Birrittella, whose term of directorship will expire in August 1997, each director's term in office has expired and/or such director is serving an interim term until the election of his successor. Officers are elected by and serve at the will of the Board of Directors. The Company plans to pay its outside directors (Mr. Robert Fuhrman and Mr. Myles Birrittella) compensation for their services as directors. No inside director (Mr. Meredith Birrittella and Mr. Warran Schaeffer) receives any compensation for services as a director. The only committee of the Board of Directors is the Option Committee, consisting of Mr. Fuhrman and Mr. Myles Birrittella. The Company has no executive, audit, nominating, compensation or other committees. Meredith Birrittella and Myles Birrittella are brothers.


                     REMUNERATION OF OFFICERS AND DIRECTORS



                           Summary Compensation Table
                                                     Securities
Name and Principal                                   Underlying     Other Annual
     Position              Year  Salary       Bonus     Options  Compensation(1)
                           ----  --------     -----     -------  ---------------
Meredith W. Birrittella    1996  $155,385      -0-       25,000          $ 2,424
Chief Executive Officer    1995  $131,192      -0-       25,000          $ 2,024
Chief Financial Officer    1994  $101,131      -0-       25,000          $17,420

Warren Schaeffer           1996  $130,769      -0-       27,000           $2,424
Secretary, and President   1995  $100,000(2) $50,000(3)    -0-             $ 0
of Operating Subsidiary    1994  $103,846(4) $50,000(3)    -0-             $ 0


         (1) Consists of dental and health insurance premiums and retirement plan contributions.

         (2) $10,000 of the stated amount has been repaid by Mr. Schaeffer to the Company in retroactive salary adjustments under an employment agreement between Mr. Schaeffer and the Company commencing January 1, 1994 (the "Employment Agreement"). Although the Employment Agreement continues to govern Mr. Schaeffer's employment with the Company, and remains in full force and effect with respect to all other provisions, the Board of Directors of the Company has increased the amount of compensation paid to Mr. Schaeffer pursuant to the Employment Agreement, as is set forth in the above Summary Compensation Table.

         (3) Accrual of a deferred compensation payment of $100,000 paid by the Company in March 1996, pursuant to the Employment Agreement, as a result of Mr. Schaeffer's remaining with the Company throughout the fiscal years of 1994 and 1995.

         (4) $20,000 of the stated amount has been repaid by Mr. Schaeffer to the Company in retroactive salary adjustments pursuant to the Employment Agreement.


                        Option Grants In Last Fiscal Year

                                            Percent of
Name and Principal   Number of Securities   Total Grants     Exercise Expiration
     Position        Underlying Options     to Employees(1)   Price        Date
-------------------  --------------------   ---------------  --------  ---------
Meredith Birrittella      88,320(2)               46.4%         4.50      5/4/05
CEO, and CFO

Warren Schaeffer
Secretary, and President   2,000                     1%         5.38     3/21/01
of Operating Subsidiary


         (1) Does not include stock options granted to consultants of the Company.

         (2)  In the  1995  fiscal  year,  the  Company's  net  income  exceeded
$750,000, thereby entitling Mr. Birrittella, as a holder of 8,832 Series A Preferred Stock, to an issuance of ten shares of the Company's Common Stock for each share of Series A Preferred Stock. On such basis, Mr. Birrittella was entitled to 88,320 shares of Common Stock of the Company. However, Mr. Birrittella relinquished all claim to said 88,320 shares of Common Stock and, in consideration, the Company granted to him ten-year options to purchase 88,320 shares of the Company's Common Stock at the then-current market price of $4.50.



Stock Options plans

         The Shareholders of the Company have adopted the Company's 1994 Joint Incentive and Non-Qualified Stock Option Plan (the "Plan"). The Company has no other stock option plans.

         Under the Plan, options to purchase up to 350,000 shares of Common Stock may be granted to key employees of the Company and its subsidiaries, and directors, consultants and other individuals providing services to the Company through June 21, 2004. Such options may be intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or they may be intended not to qualify under such Section ("non-qualified stock options"). As of January 1, 1997, stock options to purchase 188,000 shares of the Company's Common Stock have been granted under the Plan. Of such 188,000 stock options, 100,000 are non-qualified stock options, and the remaining 88,000 are incentive stock options. To date, 50,000 non-qualified stock options and 48,000 incentive stock options have vested, of which 33,000 incentive stock options have since been exercised.

         The Plan allows the Board of Directors to designate a committee of at least two disinterested directors to administer the Plan for the purpose of complying with Rule 16(b)(3) under the Securities Exchange Act of 1934, as amended, with respect to future grants under the Plan. The Board of Directors has established an Option Committee consisting of Messrs. Robert Fuhrman and Myles Birrittella, which such committee administers the Plan and determines the persons who are to receive options and the number of shares to be subject to each option.

         The Plan specifically provided for an annual grant, on the 90th day following each fiscal year ending during the first five years of the term of the Plan, to the individuals who were the Co-Chief Executive Officers at the time of the adoption of the Plan (Messrs. Meredith W. Birrittella and Thomas J. Coleman), so long as such person remained an executive officer or director of the Company. The Plan annually granted to each of Messrs. M.W. Birrittella and Coleman a five-year option to purchase 25,000 shares of Common Stock at $4.00 per share, but these grants have been waived by Messrs. M.W. Birrittella and Coleman. This provision cannot be amended more than once every six months, other than to comport with the Internal Revenue Code or the Employee Retirement Income Security Act.


Indemnification

         The Company's Certificate of Incorporation eliminates or limits the personal financial liability of the Company's directors, except in situations where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or knowing violation of the law. In addition, the Company's By-Laws include provisions to indemnify its officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against such persons by reason of serving or having served as officers, directors or in other capacities, except in relation to matters with respect to which such persons shall be determined to have acted not in good faith, unlawfully or not in the best interest of the Company.

         INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of December 17, 1996, to the extent known to the Company, the ownership of the Company's Common Stock by (i) each person who is known by the Company to own of record or beneficially more than five percent of the Company's Common Stock, (ii) each of the Company's directors and executive officers and (iii) all directors and executive officers as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the shares indicated.

Name and Address of                         Amount and Nature of       Percent
Beneficial Owner                            Beneficial Ownership       of Class
--------------------------                  --------------------       ---------

Martin P. Birrittella
One River Street
Hastings on Hudson, NY 10706 .....................568,558(1)             15.8%

Meredith W. Birrittella
One River Street
Hastings on Hudson, NY 10706 .....................673,558(2)             18.6%

Myles Birrittella
One River Street
Hastings on Hudson, NY 10706 .....................    470(3)               0%

Thomas J. Coleman
One River Street
Hastings on Hudson, NY 10706 .....................403,705(4)             11.2%

Robert Fuhrman
One River Street
Hastings on Hudson, NY 10706 .....................      0                  0

Warren Schaeffer
One River Street
Hastings on Hudson, NY 10706 .....................147,000(5)              4.2%

All directors and
officers as a group
(four persons) ...................................821,028(2)(3)(5)       22.5%


         (1) Includes 25,000 shares of the Company's Common Stock which are issuable in respect of stock options at an exercise price of $1.25 per share, and 88,320 shares of the Company's Common Stock which are issuable in respect of stock options at an exercise price of $4.50. Does not include up to 176,640 shares of Common Stock issuable in respect of shares of Series A Preferred Stock held by Martin Birrittella if the Company successfully achieves certain specified performance goals set forth in the Designation of such Preferred Stock, which are described below. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

         (2) Includes 50,000 shares of the Company's Common Stock which are issuable in respect of stock options issued under the Company's 1994 Joint Incentive and Non-Qualified Stock Option Plan (See EXECUTIVE COMPENSATION - Stock Options) at an exercise price of $1.25 per share, and 88,320 shares of the Company's Common Stock which are issuable in respect of stock options at an exercise price of $4.50. Does not include up to 176,640 shares of Common Stock issuable in respect of shares of Series A Preferred Stock held by Meredith Birrittella if the Company successfully achieves certain specified performance goals set forth in the Designation of such Preferred Stock, which are described below. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

         (3) Does not include up to 940 shares of Common Stock issuable in respect of shares of Series A Preferred Stock held by Myles Birrittella if the Company successfully achieves certain specified performance goals set forth in the Designation of such Preferred Stock, which are described below. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

         (4) Includes 50,000 shares of the Company's Common Stock registered hereunder which are issuable in respect of stock options at an exercise price of $1.25 per share, and 58,880 shares of the Company's Common Stock which are issuable in respect of stock options at an exercise price of $4.50. Does not include up to 117,760 shares of Common Stock issuable in respect of the shares of Series A Preferred Stock held by Mr. Coleman if the Company successfully achieves certain specified performance goals set forth in the Designation of such Preferred Stock, which are described below. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

         (5) Includes 25,000 shares of the Company's Common Stock which are issuable in respect of stock options at an exercise price of $1.25 per share. Includes 2,000 shares of the Company's Common Stock which are issuable in respect of stock options vesting as of December 31, 1996, at an exercise price of $5.88 per share.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Martin Birrittella (an officer and director of the Company until his resignation on December 18, 1996), Meredith Birrittella, Myles Birrittella and Thomas Coleman (an officer and director of the Company until his resignation on November 22, 1996), collectively own 23,599 shares of the Company's Series A Preferred Stock. The Series A Preferred Stock bears stock issuance rights entitling the holder thereof to the issuance of a maximum aggregate amount of 30 shares of Common Stock for each share of Series A Preferred Stock in accordance with the following schedule: if the Company has net income equal to $750,000 during any of the three complete fiscal years commencing January 1, 1993, then 10 shares of Common Stock will be issued in respect of each share of Series A Preferred Stock; if the Company has gross revenues equal to or greater than $20,000,000 during any of the five complete fiscal years commencing January 1, 1993, then 10 shares of Common Stock will be issued in respect of each share of Series A Preferred Stock; if the Company has gross revenues equal to or greater than $35,000,000 during any of the five complete fiscal years commencing January 1, 1993, then 10 shares of Common Stock will be issued in respect of each share of Series A Preferred Stock; if a cumulative total of 50% or more of the Redeemable Public Warrants issued in the Company's initial public offering shall have been exercised, then 10 shares of Common Stock will be issued in respect of each share of Series A Preferred Stock. All shares of Common Stock issuable in respect of the Series A Preferred Stock and not previously issued will be issued if the Company is acquired, provided that if the Common Stock is then publicly traded, the average bid price during the prior 90 days shall equal or exceed the initial public offering price of such Common Stock.

         In the 1995 fiscal year, the Company's net income exceeded $750,000, thereby entitling holders of Series A Preferred Stock to an issuance of ten shares of the Company's Common Stock for each share of Series A Preferred Stock. On such basis, Meredith Birrittella, Martin Birrittella and Thomas Coleman were collectively entitled to a total of 235,520 shares of Common Stock of the Company pursuant to their Series A Preferred Stock issuance rights. However, those individuals relinquished all claim to said 235,520 shares of Common Stock and, in consideration, the Company granted such individuals ten-year options to purchase 235,520 shares of the Company's Common Stock at the then-current market price of $4.50. Myles Birrittella did not relinquish his claim to the 470 shares of Common Stock to which he was entitled, and the Company issued such shares of Common Stock to him.

         Of the original 707,970 shares of Common Stock issuable in respect of the shares of Series A Preferred Stock held by the aforementioned current and former officers and directors, 471,980 shares of Common Stock remain issuable.

         In September 1994, the shareholders of the Company approved a stock option plan, which provided that Mr. Coleman and Mr. Meredith Birrittella would receive options to purchase 25,000 shares of Common Stock of the Company at $4.00 per share for each year of service as an executive officer of the Company from 1994 through and including 1999. However, in May 1995 both Mr. Coleman, then a director and executive officer of the Company, and Mr. Meredith Birrittella waived all rights to receive these options. In consideration for such waiver, the Company granted to Mr. Coleman options (such options not pursuant to the Plan) to purchase 50,000 shares of Common Stock of the Company at $1.25 per share (such options exercisable for five years from the date of vesting), 25,000 of which options vested on May 1, 1995, and 25,000 of which vested on March 31, 1996. In consideration for Mr. Meredith Birrittella's waiver, the Company granted to him options (pursuant to the Plan) to purchase 100,000 shares of Common Stock of the Company at $1.25 per share (such options exercisable for five years from the date of vesting), of which 25,000 vested on May 1, 1995, 25,000 vested on March 31, 1996, 25,000 will vest on March 31, 1997, and the remaining 25,000 will vest on March 31, 1998.

         As the Company's sales increased in the first quarter of 1996 at a greater rate than its receivables matured, the Company experienced a shortage of working capital. To meet these working capital needs during the course of the Company's negotiations with a commercial lender for a line of credit, the Company obtained bridge financing in the total amount of $1,272,800 from Martin
P. Birrittella, Meredith W. Birrittella and Warren Schaeffer. On May 6, 1996 the Company signed a line of credit agreement, and drew upon such facility to fully satisfy its loans from Messrs. M.P. Birrittella, M.W. Birrittella and Schaeffer. In connection with this bridge financing, the Company paid a total of $9,658 of interest to the aforementioned lenders.


                            DESCRIPTION OF SECURITIES

Common Stock

         The Company is authorized to issue 10,000,000 shares of Common Stock, par value $.01 per share. At the date of this Prospectus, the Company has 3,487,936 shares of Common Stock outstanding. After being issued, the shares of Common Stock are not subject to further assessment or call. The following summary description of the Common Stock is qualified in its entirety by reference to the Company's Certificate of Incorporation, as amended.

         The holders of the Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. There is no cumulative voting for election of directors. Subject to the prior rights of any series of Preferred Stock that may from time to time be outstanding, if any, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding Common Stock is, and the Common Stock to be outstanding upon the exercise of all warrants will be, validly issued, fully paid and nonassessable.


Preferred Stock

         The Company is authorized to issue 100,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), of which 25,000 shares are currently issued and outstanding as Series A Preferred Stock. The Board of Directors of the Company is vested with authority to divide the 75,000 remaining authorized shares of Preferred Stock into one or more series of such shares and to fix and determine the relative rights and preferences of any such series. A series of such shares may, among other matters, establish (a) the number of shares of Preferred Stock to constitute such series and the designations thereof; (b) the rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue; (c) whether Preferred Stock may be redeemed, and, if so, the redemption price and the terms and conditions of redemption; (d) the liquidation preferences payable on Preferred Stock in the event of liquidation;
(e) sinking fund or other provisions, if any, for redemption or purchase of such shares; (f) the terms and conditions by which Preferred Stock may be converted or in respect of which shares may be issued, if the series is issued with the privilege of conversion or stock issuance rights; and (g) voting rights, if any. The Board of Directors, without the approval of the Company's shareholders, has the power to authorize the issuance of Preferred Stock with voting and conversion rights that could adversely affect the voting power of the Common Stock.

         Series A Preferred Stock. The following brief description of the Company's Series A Preferred Stock, of which 25,000 is currently issued and outstanding, is a summary only, does not purport to be complete, and is subject to and qualified in its entirety by reference to the Certificate of Designation, Preferences, Rights and Limitations (the "Certificate"), a copy of which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. The shares of Series A Preferred Stock bear no dividend, and they have a preference on the liquidation of the Company equal to $.10 per share. The shares of Series A Preferred Stock generally do not entitle the holder thereof to vote on matters submitted to shareholders except as required by Delaware law or on matters affecting the rights, powers or preferences of the Series A Preferred Stock or the creation of a series of Preferred Stock senior to the existing Series A Preferred Stock.

         The Series A Preferred Stock bears stock issuance rights entitling the holder thereof to the issuance of a maximum aggregate amount of 30 shares of Common Stock for each share of Series A Preferred Stock in accordance with the following schedule: if the Company has net income equal to $750,000 during any of the three complete fiscal years immediately after the date of the Company's Initial Public Offering, then 10 shares of Common Stock will be issued in respect of each share of Series A Preferred Stock; if the Company has gross revenues equal to or greater than $20,000,000 during any of the five complete fiscal years immediately after the date of the Company's Initial Public Offering, then 10 shares of Common Stock will be issued in respect of each share of Series A Preferred Stock; if the Company has gross revenues equal to or greater than $35,000,000 during any of the five complete fiscal years immediately after the date of the Company's Initial Public Offering, then 10 shares of Common Stock will be issued in respect of each share of Series A Preferred Stock; if a cumulative total of 50% or more of the Redeemable Public Warrants issued in the Offering shall have been exercised, then 10 shares of Common Stock will be issued in respect of each share of Series A Preferred Stock. All shares of Common Stock issuable in respect of the Series A Preferred Stock and not previously issued will be issued if the Company is acquired, provided that if the Common Stock is then publicly traded, the average bid price during the prior 90 days shall equal or exceed the initial public offering price of such Common Stock. As each share of Series A Preferred Stock is entitled to the issuance of a maximum of 30 shares of Common Stock in three issuances of 10 shares each, the issuance of the final ten shares of Common Stock in respect of each share of Series A Preferred Stock (which shall, together with all prior issuances in respect of such share of Series A Preferred Stock, constitute a total of 30 shares of Common Stock issued in respect of such share of Series A Preferred Stock) shall be issued pursuant to a conversion of each share of such Series A Preferred Stock into such 10 shares of Common Stock, and all further rights of the holders of Series A Preferred Stock shall cease except for the right to be issued such 10 shares of Common Stock in conversion of each share of Series A Preferred Stock upon submission of a certificate representing Series A Preferred Stock. The number of shares of Common Stock issuable in respect of the Series A Preferred Stock is adjustable in the case of stock splits, reverse stock splits, below market stock issuances and dividends and similar events.

         If the period during which shares of Common Stock are issuable in respect of the Series A Preferred Stock lapses and 30 shares of Common Stock have not been issued in respect of each share of Series A Preferred Stock, then each share of Series A Preferred Stock will be redeemed by the Company at a redemption price equal to its liquidation preference ($.10 per share, or $2,500 in the aggregate), and all further rights of the holders of Series A Preferred Stock will cease except for the right to receive the aggregate redemption price upon submission of a certificate representing Series A Preferred Stock.

         The Company earned net income in excess of $750,000 in 1995. As a result of the Company's meeting such target, 10 shares of Common Stock were issued in respect of each share of Series A Preferred Stock, except that certain current and former officers and directors of the Company relinquished their rights, in the aggregate, to 235,520 of such shares. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS". Therefore, at most, 20 additional shares of Common Stock may be issued in respect of each of the issued and outstanding shares of Series A Preferred Stock, based on the remaining threshold targets.




                              PLAN OF DISTRIBUTION

         The Common Stock and Redeemable Public Warrants registered hereby for sale by the Company will be issued by the Company to the holders of the applicable convertible security upon the exercise thereof by such holders. The Company has the right to redeem Redeemable Public Warrants at a price of $.01 per share, provided that Warrant holders will have 30 days to exercise the Redeemable Public Warrants in the case of such redemption. In addition, the Company may engage in solicitations through its officers and directors or through placement agents to induce the holders of such securities to exercise them.

         The Common Stock issuable upon the exercise of the Redeemable Public Warrants will be held by such holders and any further distribution will not be in the Company's control.



                             SELLING SECURITYHOLDERS

       All of the shares of Common Stock (collectively, the "Shares") and all of the Redeemable Public Warrants offered herein for the accounts of the persons identified in the following table (the "Selling Securityholders") may be sold from time to time. The Selling Securityholders, the amount of Common Stock owned by such persons on January 1, 1997, and the amount of securities that may be acquired by each are set forth below.

         All of the Shares, which will be offered by the Selling Securityholders, may be acquired by them as follows: (i) 40,000 shares of Common Stock and 20,000 Redeemable Public Warrants issuable to Oak Ridge may be acquired at a price of $11.00 per Unit, each Unit consisting of two shares of Common Stock and one Redeemable Public Warrant, (ii) 20,000 shares of Common Stock and 10,000 Redeemable Public Warrants issuable to Rosendahl may be acquired at a price of $11.00 per Unit, each Unit consisting of two shares of Common Stock and one Redeemable Public Warrant, (iii) 20,000 shares of Common Stock and 10,000 Redeemable Public Warrants issuable to McVicker may be acquired at a price of $11.00 per Unit, each Unit consisting of two shares of Common Stock and one Redeemable Public Warrant, (iv) 20,000 shares of Common Stock issuable to Oak Ridge upon exercise of the Redeemable Public Warrants which are issuable upon exercise of the Underwriter's Warrants, which shares of Common Stock may be acquired at a price of $7.50 per share, (v) 10,000 shares of Common Stock issuable to Rosendahl upon exercise of the Redeemable Public Warrants which are issuable upon exercise of the Underwriter's Warrants, which shares of Common Stock may be acquired at a price of $7.50 per share, (vi) 10,000 shares of Common Stock issuable to McVicker upon exercise of the Redeemable Public Warrants which are issuable upon exercise of the Underwriter's Warrants, which shares of Common Stock may be acquired at a price of $7.50 per share, (vii) 54,750 shares of Common Stock at a price of $1.65 issuable on the exercise of outstanding Bridge Warrants, (viii) 62,500 shares and 14,765 shares at exercise prices of $3.75 and $3.95 per share, respectively, pursuant to the exercise of warrants granted by the Company, and (vii) 50,000 shares at an exercise price of $1.25 per share pursuant to the exercise of options granted to a former officer and director of the Company. As of the date of this Prospectus, no Selling Securityholder has exercised any of the warrants or options described above.


Selling                        Amount of                           Percentage of
Securityholder And             Common Stock      Amount of         Common Stock
Relation (if any)              Owned Before      Common Stock      Owned After
To Company                     Offering  (1)     Offered           Offering(>1%)
                                                                   (1)(2)
--------------------------     --------------    ---------------   -------------
Oak Ridge Investment, Inc.
  Underwriter of Company's
  initial public offering          60,000         60,000(3)            0

Steven F. Rosendahl                30,000         30,000(4)            0
  Former employee of Oak Ridge

Robert McVicker                    32,500         30,000(5)            0
  Former employee of Oak Ridge

Thomas J. Coleman                 403,705(6)      50,000              10%
  Former Secretary and
  Director of the Company

Fores J. Beaudry                   40,800         22,500               0

Ruth B. Smith                       7,500          7,500               0

George E. Looschen                  7,500          7,500               0

Robert Meyer                       11,250         11,250               0

John & Bonnie Vainder               5,500          4,500               0

Detello Family Trust                1,500          1,500               0

S&F Consulting Inc.(7)             77,265         77,265               0


         (1) Includes the Common Stock underlying the options and warrants owned by the Selling Securityholders and registered hereunder.

         (2) Assumes the sale of the shares of Common Stock registered hereunder issuable upon the exercise of those options and warrants.

         (3) Includes  20,000  shares of Common Stock  issuable upon exercise of
the  Redeemable   Public  Warrants  that  are  issuable  upon  exercise  of  the
Underwriters Warrants.

         (4) Includes  10,000  shares of Common Stock  issuable upon exercise of
the  Redeemable   Public  Warrants  that  are  issuable  upon  exercise  of  the
Underwriters Warrants.

         (5) Includes  10,000  shares of Common Stock  issuable upon exercise of
the  Redeemable   Public  Warrants  that  are  issuable  upon  exercise  of  the
Underwriters Warrants.

         (6) Includes the 50,000 shares of the Company's Common Stock registered hereunder, which are issuable in respect of stock options at an exercise price of $1.25 per share, and 58,880 shares of the Company's Common Stock, which are issuable in respect of stock options at an exercise price of $4.50. Does not include up to 117,760 shares of Common Stock issuable in respect of the shares of Series A Preferred Stock held by Mr. Coleman if the Company successfully achieves certain specified performance goals set forth in the designation of such Series A Preferred Stock. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

         (7) Karl Faust, a principal in S&F Consulting, Inc., is also a principal in KFLB Holding, Inc., a consultant to the Company. Does not include Common Stock, or options or warrants to purchase Common Stock, held directly or indirectly by KFLB Holding, Inc.


Selling                  Amount of                             Percentage of
Securityholder And       Redeemable Public   Amount of         Redeemable Public
Relation (if any)        Warrants Owned      Redeemable Public Warrants Owned
To Company               Before Offering(1)  Warrants Offered  Offering(>1%)(2)
---------------------    ------------------  ----------------  -----------------
Oak Ridge Investment, Inc.
Underwriter of Company's
  initial public offering         20,000             20,000            0

Steven F. Rosendahl               10,000             10,000            0
  Former employee of Oak Ridge

Robert McVicker                   10,000             10,000            0
  Former employee of Oak Ridge


         (1)  Assumes the exercise of the Underwriters Warrants.

         (2)  Assumes the exercise or sale of the Redeemable Public Warrants.


Plan of Distribution by Selling Securityholders

         No underwriter is involved in the distribution of the securities that may be owned by the Selling Securityholders. Rather, sales will be made by the Selling Securityholders either directly or through one or more securities brokers or dealers in over-the-counter transactions on The Nasdaq Stock Market, or in privately negotiated transactions. At the time that a particular offer of any of the Shares is made by or on behalf of a Selling Securityholder, to the extent required, a Prospectus Supplement will be distributed that will set forth the number of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Shares purchased from the Selling Securityholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

         Shares sold in over-the-counter transactions will be sold at the current market prices at the time of sale, and any Shares sold in private transactions will be sold at prices acceptable to the buyer and seller. Broker-dealers through which the Selling Securityholders effect sales of the Shares may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation).

         The Selling Securityholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

         Under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the regulations promulgated thereunder, any person engaged in a distribution of Common Stock offered by this Prospectus may not simultaneously engage in market-making activities with respect to the Common Stock during the applicable "cooling off" period (9 days) prior to the commencement of such distribution. In addition, and without limiting the foregoing restriction, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, Rules 10b-6 and 10b-7 in connection with transactions in the Shares, which provisions may limit the timing of purchases and sales of shares of Common Stock by the Selling Securityholders.

         The Selling Securityholders will receive the entire proceeds from the sale of their Shares, less any commissions paid to brokers or dealers for executing such offers. Although the Company will not receive any funds from the sale of the Selling Securityholders' shares, the Company will pay for all expenses of the offering and will furnish current prospectuses to the Selling Securityholders at their request.


                                  LEGAL MATTERS

         The validity of the shares of the Common Stock and Redeemable Public Warrants only will be passed on for the Company by Akabas & Cohen, 488 Madison Avenue, New York, NY 10022. Akabas & Cohen owns 1,010 shares of the Company's Common Stock, and 101 shares of Series A Preferred Stock. Seth A. Akabas, a partner in the firm of Akabas & Cohen, personally owns 6,549 shares of Common Stock, and 94 shares of Series A Preferred Stock. Richard Cohen, a partner in the firm of Akabas & Cohen, personally owns 280 shares of Common Stock and 28 shares of Series A Preferred Stock.


                                     EXPERTS

         The financial statements of the Company for the years ended December 31, 1995 and 1994, which are included in this Prospectus, have been included herein in reliance on the report of D'Arcangelo & Co., LLP, Certified Public Accountants, 3010 Westchester Avenue, Purchase, NY 10577, appearing elsewhere in this Prospectus and upon the authority of such firm as experts in auditing and accounting.



                             ADDITIONAL INFORMATION

         The Company has filed with the office of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, its Registration Statement on Form SB-2 (Registration No. 33-______) under the Securities Act of 1933, with respect to the securities offered hereby (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information, reference is hereby made to the Registration Statement. Statements contained in the Prospectus as to the contents of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement and such other reports filed by the Company may be inspected without charge at the Public Reference Section of the Commission in Washington, D.C. at the address set forth above, and at the Commission's regional offices, and copies of all or any part thereof may be obtained from the Commission at prescribed rates.

         Any document or part thereof which is incorporated by reference within this Prospectus and not delivered heretowith, will be provided, without charge, to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person; however, exhibits to documents that are incorporated by reference shall not be furnished unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates. Such information may be obtained by writing the Company at c/o Protective Technologies International Inc., One River Street, Hastings on Hudson, NY 10706, telephone (914) 478-8200, Attn: Secretary.

460,000 Shares
of Common Stock

302,015 Shares of
Common Stock by
Selling Securityholders

40,000 Redeemable
Common Stock
Purchase Warrants by
Selling Securityholders


PTI HOLDING INC.



PROSPECTUS



January 27, 1997


No Person is authorized to give any information or to make any representation other than those contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this Prospectus or an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction.


                     TABLE OF CONTENTS

Prospectus Summary
Risk Factors
Market Information
Use of Proceeds
Management's Discussion
   and Analysis
Description of Business
Directors, Executive Officers,
   Promoters and Control Persons
Remuneration of Officers
   and Directors
Security Ownership of Certain Ben-
   eficial Owners and Management
Certain Relationships and
    Related Transactions
Description of Securities
Plan of Distribution
Selling Shareholders
Legal Proceedings
Description of Property
Legal Matters
Experts
Additional Information


Until the conclusion of the distribution of the securities offered hereby, there is an obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                                 INFORMATION NOT
                             REQUIRED IN PROSPECTUS


ITEM 24.  Indemnification of Officers and Directors


         Article  Ninth  of  the  Corporation's   Certificate  of  Incorporation
provides:

                  This corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative or investigative, or by or in the right of this corporation to procure judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of this corporation, or is or was serving at the request of this corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of this corporation, in accordance with and to the full extent permitted by statute. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by this corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by this corporation as authorized in this section. The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under these Articles or any agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         ARTICLE X of the Company's By-Laws provides as follows:

                  Any person made a party to any action or proceeding (whether or not by or in the right of the Corporation to procure a judgment in its favor or by or in the right of any other corporation) by reason of the fact that he, his testator or intestate, is or was a director, officer or employee of the Corporation, or of any corporation which he served as such at the request of the Corporation, shall be indemnified by the Corporation against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of or as a result of such action or proceeding, or in connection with any appeal therein, to the full extent permitted under the laws of the State of Delaware from time to time in effect. The Corporation shall have the power to purchase and maintain insurance for the indemnification of such directors, officers and employees to the full extent permitted under the laws of the State of Delaware from time to time in effect. Such right of indemnification shall not be deemed exclusive of any other rights of indemnification to which such director, officer or employee may be entitled.

ITEM 25.  Other Expenses of Issuance and Distribution

         The expenses payable by Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:

                  Securities and Exchange Commission Fees              $   1,838
                  Accounting Fees and Expenses                            15,000
                  Blue Sky Fees and Expenses                               5,662
                  Printing Expenses                                        1,500
                  NASDAQ Stock Market Listing Fees                         1,000
                  Legal Fees                                              25,000
                                                                         -------
                                    TOTAL..............................$  50,000
                                                                         =======


ITEM 26.  Recent Sales of Unregistered Securities


         Within the past three years, the Company has granted to employees and consultants options vesting on or before the date of this Registration Statement (certain of which such options have already been exercised) to purchase a total of 513,520 shares of Common Stock of the Company at prices ranging from $1.25 to $9.00. All sales reported in this Item were exempt from the registration requirements of the Securities Act of 1933, as amended, by reason of Section 4(2) thereof and/or the rules and regulations (including Regulation D) promulgated thereunder as sales of securities not involving a public offering.

         Also, in November, 1994 the Company sold in two transactions to foreign investors, acting through its placement agent Berkshire International Finance, Inc., 243,956 shares of Common Stock and 75,000 shares of Common Stock. The Company received from these sales, respectively, $555,000 and $196,875. As compensation for its services, the Company granted to Berkshire International Finance, Inc. warrants to purchase 62,500 shares of Common Stock at a price of $3.75 per share, and warrants to purchase 14,765 shares of Common Stock at a price of $3.95 per share. A Regulation S offering was appropriate because neither purchaser was a citizen of the United States. The total offering price of the above Regulation S transactions was $751,875, with $82,947 in underwriting discounts and commissions.


ITEM 27.  Exhibits and Financial Statement Schedules


         (a)      Exhibits

         3.1 Registrant's Articles of Incorporation, as amended, incorporated by reference to the like numbered exhibit in the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, File No. 33-53466

         3.2 Registrant's By-Laws, incorporated by reference to the like numbered exhibit in the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, File No. 33-53466

         4.1 Resolution of Designation, Powers, Preferences and Rights of Series A Preferred Stock, incorporated by reference to the like numbered exhibit in the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, File No. 33-53466

         4.2 Form of Warrant of Bridge Loan lenders, incorporated by reference to the like numbered exhibit in the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, File No. 33-53466

         4.3 Form of Warrant included in Units, incorporated by reference to the like numbered exhibit in the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, File No. 33-53466

         4.4 Form of Underwriters' Warrant, incorporated by reference to the like numbered exhibit in the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, File No. 33-53466

         5 Opinion of Akabas & Cohen, to be filed by Amendment.

         10.1 Warrant Agreement dated , 1992 between Corporate Stock Transfer, Inc. and the Company, incorporated by reference to exhibit number 10.9 in the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, File No. 33-53466

         10.2 Form of Stock Option granted to employees, independent contractors and consultants, incorporated by reference to exhibit number 10.14 in the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, File No. 33-53466

         10.3 Merger Agreement and Plan of Reorganization dated February 14, 1994 among Protective Technologies International Inc., Foam-O-Rama, Inc., Ellen Schaeffer and Lori Hillsberg, as amended, incorporated by reference to exhibit number 2 in the Registrant's Current Report on Form 8-K dated March 16, 1994 under the Securities Exchange Act of 1934, as amended

         10.4  Noncompetition  Agreement dated March 1, 1994 between  Protective
Technologies International Inc. and Ellen Schaeffer and Lori Hillsberg, incorporated by reference to exhibit number 99.1 in the Registrant's Current Report on Form 8-K dated March 16, 1994 under the Securities Exchange Act of 1934, as amended

         10.5 Noncompetition Agreement dated March 1, 1994 between Protective Technologies International Inc. and Warren Schaeffer and Alan Hillsberg, incorporated by reference to exhibit number 99.2 in the Registrant's Current Report on Form 8-K dated March 16, 1994 under the Securities Exchange Act of 1934, as amended

        10.6 Form of Promissory Note memorializing loans from directors and officers as authorized by the Board of Directors on March 13, 1996, incorporated by reference to exhibit number 10.21 in the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1995, under the Securities Exchange Act of 1934, as amended

         10.7 Guarantee from Warren Schaeffer and Alan Hillsberg to Protective Technologies International Inc., incorporated by reference to exhibit number
10.21 in the Registrant's Quarterly Report on Form 10-QSB for the period ended September 30, 1995, under the Securities Exchange Act of 1934, as amended

         10.8 Exclusive License and Purchase Guarantee Agreement, dated July 19, 1994 between Toy Biz, Inc. and the Registrant, incorporated by reference to exhibit number 10.22 in the Registrant's Quarterly Report on Form 10-QSB for the period ended September 30, 1995, under the Securities Exchange Act of 1934, as amended

         10.9 Amendment #1 dated October 18, 1995 to Warrant Agreement, incorporated by reference to exhibit number 10.23 in the Registrant's Quarterly Report on Form 10-QSB for the period ended September 30, 1995, under the Securities Exchange Act of 1934, as amended

         10.10 Line of Credit Agreement (Asset Based), dated May 6, 1996, between Key Bank of New York, Protective Technologies International Inc., PTI Holding Inc. and Protective Technologies of America Inc., and collateral loan documents thereto, incorporated by reference to exhibit number 10.25 in the Registrant's Quarterly Report on Form 10-QSB dated March 31, 1996, under the Securities Exchange Act of 1934, as amended

         10.11 Financial Advisory and Investment Banking Agreement, dated April 2, 1996, between PTI Holding Inc. and GKN Securities Corp.

         10.12 Amendment #2, dated June 6, 1996 to Warrant Agreement, incorporated by reference to exhibit number 2 in Registrant's Current Report on Form 8-K dated July 9, 1996, under the Securities Exchange Act of 1934, as amended

         21 Subsidiaries of registrant, incorporated by reference to the like numbered exhibit in the Registrant's Annual Report on Form 10-KSB dated April 14, 1995 under the Securities Exchange Act of 1934, as amended, File No. 1-11586

         23.1 Consent of Akabas & Cohen (included in Exhibit 5)

         23.2 Consent of D'Arcangelo & Co. LLP.

         24 Power of attorney authorizing Meredith W. Birrittella to file one or more amendments to this Registration Statement, dated January 27, 1997, included on page II-6 of this Registration Statement on Form SB-2, filed January 27, 1997 under the Securities Act of 1933, as amended


ITEM 28.  Undertakings


                  The undersigned Registrant hereby undertakes to:

(a) (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which,  individually
or  together,   represent  a  fundamental  change  in  the  information  in  the registration statement; and

         (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

(e) If the Registrant requests acceleration of the effective date of the Registration Statement under Rule 461 under the Securities Act, the Registrant acknowledges that:


         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f)  The small business issuer will:

         (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

         (2) For determining liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized its registration statement to be signed on its behalf by the undersigned, in the City of Hastings on Hudson, State of New York, on January 27, 1997.



                           PTI HOLDING INC.


                           By/s/ Meredith W. Birrittella
                             Meredith W. Birrittella,
                             Chief Executive Officer (authorized signatory) Chief Financial Officer



                                POWER OF ATTORNEY

         Each person whose signature appears below hereby authorized Meredith W. Birrittella to file one or more amendments, including Post-Effective Amendments, to this Registration Statement, which Amendments may make such changes as Mr. Birrittella deems appropriate, and each person whose signature appears below, individually in each capacity stated below, hereby appoints Mr. Birrittella with full power of substitution, as Attorney-in-Fact, to execute his name and on his behalf to file any such Amendments to this Registration Statement.

         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.


/s/ Meredith W. Birrittella    Chief Executive Officer,         January 27, 1997
Meredith W. Birrittella        Chief Financial Officer,
                               Chairman and Director


/s/ Myles Birrittella          Director                         January 27, 1997
Myles Birrittella



/s/ Robert Fuhrman             Director                         January 27, 1997
Robert Fuhrman



/s/ Warren Schaefer            Director and Secretary           January 27, 1997
Warren Schaeffer

INDEPENDENT AUDITOR'S CONSENT





To the Board of Directors
PTI Holding Inc.



We consent to the incorporation by reference in this Registration Statement of PTI Holding Inc. on Form SB-2 (pertaining to the registration of 762,015 shares of the Registrant's common stock and 40,000 redeemable common stock purchase warrants) of our report dated March 5, 1996, appearing in the Annual Report of PTI Holding Inc. on Form 10-KSB for the year ended December 31, 1995.






D'ARCANGELO & CO.,LLP
Purchase, New York


January 23, 1997

                        PTI HOLDING INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                                                    September 30,   December 31,
ASSETS                                                   1996          1995
                                                     ------------   ------------
                                                     (Unaudited)
Current assets:
   Cash and cash equivalents ......................    $  449,278    $  969,329
   Cash securing letters of credit, current portion          --         125,000
   Accounts receivable, net of allowance for returns
     and doubtful collections of $65,748 (September
     30, 1996) and $70,000 (December 31, 1995)          2,755,212     1,171,137
   Inventories ...................................      2,984,605     1,669,136
   Advances toward inventory purchases ...........        326,170          --
   Deferred tax asset, net .......................         67,600       152,000
   Prepaid expenses and other current assets .....        801,475       280,354
                                                       ----------    ----------
   Total current assets                                 7,384,340     4,366,956

Cash securing letters of credit, noncurrent portion          --          83,750
Equipment and improvements, net of accumulated
     depreciation of $696,759 (September 30, 1996)
     and $460,020 (December 31, 1995) ..............      455,394       366,595
Deferred tax asset, net ..........................         93,200        38,000
Goodwill, net of accumulated amortization of $115,468
     (September 30, 1996) and $83,976 (December 31,
     1995) ...........................                  1,354,128     1,385,620
Covenants not to compete, net of accumulated amort-
     ization of $305,045 (September 30, 1996)and
     $227,240 (December 31, 1995) ..............          213,655       291,460
Patents, net of accumulated amortization of $741
(September 30, 1996) and $519 (December 31, 1995)           4,305         4,528
                                                       ----------    ----------
                                                    $   9,505,022  $  6,536,909
                                                       ==========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable and accrued expenses .........     $1,646,394    $  732,409
   Current portion of due to former key employees
     and shareholders of acquired company                  25,000        41,309
   Income taxes payable ..........................        610,880          --
                                                       ----------    ----------
   Total current liabilities .....................      2,282,274       773,718
                                                       ----------    ----------
Due to former key employees and shareholders of
     acquired Company, net of current portion              58,750        83,750
                                                       ----------    ----------
Commitments and contingent liabilities

Series A preferred stock, $.001 par value; issued
     and outstanding 25,000 shares, redeemable at
     liquidation value of $.10 per share
     (aggregating $2,500)                                   2,500         2,500
                                                       ----------    ----------
Stockholders' equity:
   Preferred stock, $.001 par value; authorized
     100,000 shares of which 25,000 shares have
      been designated as Series A preferred ......           --            --
   Common stock, $.01 par value; authorized
     10,000,000 shares, issued and outstanding
     3,478,436 shares (September 30, 1996) and
     3,338,956 (December 31, 1995)                         34,784        33,390
   Capital in excess of par ......................      6,405,052     6,212,696
   Receivable from exercise of stock options .....           --          (4,688)
   Retained earnings (deficit) ...................        721,662      (564,457)
                                                       ----------     ----------
   Total stockholders' equity ....................      7,161,498      5,676,941
                                                       ----------     ----------
                                                       $9,505,022     $6,536,909
                                                       ==========     ==========



                        PTI HOLDING INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS



                      Nine Months ended September 30,  Years ended December 31,
                     --------------------------------  ------------------------
                                  1996         1995         1995         1994
                                --------     --------     --------     --------
                              (Unaudited)  (Unaudited)

Net sales .................. $13,532,363   $6,506,019   $8,166,788   $4,776,165

Cost of sales ..............   9,717,716    4,374,531    5,954,212    3,918,362
                              ----------   ----------   ----------   ----------

Gross profit ...............   3,814,647    2,131,488    2,212,576      857,803

Selling, general and
  administrative expenses      1,901,156    1,656,956    1,664,002    1,567,070
                              ----------   ----------   ----------   ----------

Income (loss) from operations  1,913,491      474,532      548,574     (709,267)

Interest income, net of
  interest (expense) of
  $24,074 (September 30,
  1996), $118 (December
  31, 1995), $1,912
  (December 31, 1994)             12,708       34,909       49,362       28,372
                               ---------   ----------   ----------   ----------

Income (loss) from continuing
  operations before
  income taxes (benefit) ..    1,926,199      509,441      597,936     (680,895)
                               ---------   ----------   ----------   ----------

Income taxes (benefit):
  Current .................      610,880         --           --           --
  Deferred ................       29,200         --       (190,000)        --
                               ---------   ----------   ----------   ----------

                                 640,080         --       (190,000)        --
                               ---------   ----------   ----------   ----------

Income (loss) from continuing
     operations                1,286,119      509,441      787,936     (680,895)

Income (loss) from discontinued
     operations                      --           --        80,000      (88,398)
                              ----------   ----------   ----------  -----------

Net income (loss) ..........  $1,286,119   $  509,441   $  867,936   $ (769,293)
                              ==========   ==========   ==========   ==========


Net income (loss) per share
     of common stock:
   Continuing operations ...  $      .33   $      .15   $      .22   $     (.22)
   Discontinued operations          --           --            .02         (.03)
                              ----------   ----------   ----------   ----------

                              $      .33   $      .15   $      .24   $     (.25)
                              ==========   ==========   ==========   ==========


Weighted average shares
outstanding                    3,891,973    3,330,900    3,637,025    3,021,822
                              ==========   ==========   ==========   ==========




                        PTI HOLDING INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY


                                              Receivable
                                                 from                   Total
             Common stock          Capital     exercise    Retained     stock-
        -----------------------   in excess    of stock    earnings    holders'
           Shares      Amount      of par      options     (Deficit)    equity
        -----------   ---------   ---------   ----------   ---------   ---------

Balance,
January
1, 1994   2,521,500  $   25,215  $3,997,668  $     --    $ (663,100) $3,359,783

Net loss       --          --          --          --      (769,293)   (769,293)

Issuance
of common
stock and
warrants    737,456       7,375   2,090,578     (15,000)       --     2,082,953
          ---------  ----------  ----------  ----------  ----------  ----------

Balance,
December
31, 1994  3,258,956      32,590   6,088,246     (15,000) (1,432,393)  4,673,443

Net income     --          --          --          --       867,936     867,936

Collection     --          --          --        15,000        --        15,000

Issuance
of common
stock and
warrants     80,000         800     124,450      (4,688)       --       120,562
         ----------  ----------  ----------  ----------  ----------  ----------

Balance,
December
31, 1995  3,338,956      33,390   6,212,696      (4,688)   (564,457)  5,676,941

Unaudited:
----------

Net income     --          --          --          --     1,286,119   1,286,119

Collection     --          --          --         4,688        --         4,688

Issuance
of common
stock       139,480       1,394     192,356        --          --       193,750
           --------  ----------  ----------  ----------  ----------  ----------

Balance,
September
30, 1996  3,478,436  $   34,784  $6,405,052  $     --    $  721,662  $7,161,498
          =========  ==========  ==========  ==========  ==========  ==========




                        PTI HOLDING INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                   Nine Months ended          Year's Ended
                                     September 30,             December 31,
                                ------------------------  ----------------------
                                    1996        1995         1995       1994
                                -----------  -----------  ---------  -----------
                                (Unaudited)  (Unaudited)
Cash flows from operating
 activities:
 Net income (loss) .........     $1,286,119   $ 509,441  $  867,936  $ (769,293)
 Adjustments to reconcile
  net income (loss) to net
  cash provided by (used in)
  operating activities:
    Provision for returns
     and doubtful collections         4,252    (216,000)   (276,000)    339,500
    Depreciation ........           236,739     163,581     276,110     166,371
    Amortization of intangible
     assets                         109,519     109,519     146,024     165,710
    Deferred income taxes
     (benfit)                        29,200        --      (190,000)       --
    Deferred compensation
     (continuation bonus)              --        37,500      50,000     150,000
    Write-off of covenants
     not to compete                    --          --          --        98,800
    (Increase) decrease in
     operating assets exclusive
     of the effects of the
     business combination:
       Accounts receivable       (1,588,326)     22,714   1,029,720  (1,375,417)
       Inventories ......        (1,315,469)   (841,366) (1,014,587)   (123,249)
       Advances toward
        inventory purchases        (326,170)       --          --          --
       Prepaid expenses and
        other current assets       (521,121)   (201,332)   (136,066)    (93,080)
       Due from factor ..              --          --          --        51,310
       Patents ..........              --          --          --        (5,046)
       Other assets .....              --          --          --         3,025
    (Decrease) increase in
     operating  liabilities
     exclusive of the effects
     of the business combination:
       Accounts payable and
        accrued expense             913,985     186,431    (203,208)    174,823
       Income taxes payable         610,880        --          --      (203,118)
                                 ----------   ---------  ----------   ----------
  Net cash provided by (used in)
   operating activities            (560,392)   (229,512)    549,929  (1,419,664)
                                 ----------   ---------  ----------   ----------

Cash flows from investing
 activities:
 Purchase of equipment and
  improvements                     (325,538)   (187,789)   (385,219)   (295,955)
 Cash invested to secure
  letters of credit                    --          --          --      (417,500)
 Reduction in cash invested to
  secure letters of credit          208,750     208,750     208,750        --
    credit
 Cash payment as partial
  consideration for purchase
  of acquired company and
  acquisition costs                    --          --          --      (353,418)
 Repayment of loans from
  stockholders                         --          --          --           636
 Portion of covenants not
  to compete paid                      --          --          --      (400,000)
                                 ----------   ---------  ----------   ----------
 Net cash provided by (used
  in) investing activities         (116,788)     20,961    (176,469) (1,466,237)
                                 ----------   ---------  ----------   ----------
                                        Continued

                        PTI HOLDING INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                   (Continued)



                                   Nine months ended           Years Ended
                                     September 30,             December 31,
                                ------------------------  ----------------------
                                     1996       1995        1995        1994
                                 ----------- -----------  ---------  -----------
                                 (Unaudited) (Unaudited)

Cash flows from financing
 activities:
  Payments of amounts due to
   former key employees and
   shareholders of acquired
   company                          (41,309)   (217,747)   (244,341)    (85,008)
  Proceeds from issuance of
   common stock and warrants        198,438     107,500     135,562     765,900
  Payment of offering costs            --          --          --       (82,947)
                                 ----------   ---------  ----------   ----------
 Net cash provided by (used
  in) financing activities          157,129    (110,247)   (108,779)    597,945
                                 ----------   ---------  ----------   ----------

Net increase (decrease) in
 cash and cash equivalents      $  (520,051) $ (318,798)  $ 264,681 $(2,287,956)

Cash and cash equivalents,
 beginning of period                969,329     704,648     704,648   2,992,604
                                 ----------   ---------   ---------   ----------


Cash and cash equivalents,
 end of period                  $   449,278  $  385,850   $ 969,329  $  704,648
                                 ==========   =========   =========   ==========


Supplemental disclosures:
 Interest paid                  $    24,074  $     --     $     118  $    1,912
 Income taxes paid                    4,160        --           --         --
 Noncash investing and
  financing activities:
   Common stock issued as
    partial consideration
    for the purchase of
    the acquired company               --          --          --     1,400,000
   Fair value of net assets
    acquired                           --          --          --       283,822
   Covenants not to compete
    payable                            --          --          --       217,500
   Account payable acquired
    in the business combination
    settled by the assumption of
    the obligation by the former
    key employees and shareholders
    of the acquired company            --          --          --        36,908
   Receivables from exercises of
    stock options                      --          --         4,688      15,000



                       PTI HOLDING INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             (INFORMATION PERTAINING TO THE NINE-MONTH PERIODS ENDED
                    SEPTEMBER 30, 1996 AND 1995 IS UNAUDITED)



1.      Nature of operations and significant accounting policies:

        Principles of consolidation:

        The consolidated financial statements include the accounts of PTI Holding Inc. and its two wholly-owned subsidiaries Protective Technologies International Inc. ("PTI"), and Protective Technology International Inc. ("PTII") (collectively referred to as the "Company"). PTII, as well as PTII's wholly-owned subsidiary Protective Technologies of America, Inc. ("PTA"), are inactive. Significant intercompany balances and transactions are eliminated in consolidation.

        Nature of operations:

        Pursuant to a business combination effective January 1, 1994, the Company concentrated its resources on operating the acquired business in the design, manufacture and marketing of bicycle helmets for sale principally to domestic retailers. For the nine-month period ended September 30, 1996, sales of bicycle accessories represented 40% of net sales. A minor portion of sales in 1995 pertain to bicycle accessories and a minor portion of sales in 1994 pertain to foam and other packaging products. The Company has experienced seasonal variations in net sales due to the nature of its product line.

        Use of estimates in the preparation of financial statements:

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Business combination:

        The acquisition discussed in note 2 is accounted for using the purchase method of accounting, whereby assets and liabilities acquired are recognized at fair value as of the date of the acquisition and the excess of purchase price over such fair value of net assets acquired is recognized as goodwill. The results of operations of the acquired company have been included from the date of acquisition (January 1, 1994).

        Cash and cash equivalents:

        The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

        The carrying amount of cash and cash equivalents approximates fair value because of the short maturity of these instruments.

1.      Nature of operations and significant accounting policies (continued):

        At December 31, 1995, approximately $1,055,000 of the Company's cash and cash equivalents and cash securing letters of credit was in excess of federal depository insurance coverage.

        Inventories:

        Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. Cost includes material, labor and manufacturing overhead costs.

        Revenue recognition:

        Sales (other than certain private-label manufacturing contracts) are recognized when products are shipped. Sales under these private label manufacturing contracts are recognized when products are completed and ready for shipment.

        Depreciation:

        Equipment and improvements are stated at cost. Depreciation of production equipment and office equipment is provided for using accelerated methods over the estimated useful lives of the related assets. Leasehold improvements are depreciated using the straight-line method over the related lease term or the estimated useful lives of the assets, if shorter.

        Amortization:

        Goodwill, covenants not to compete, and patents are amortized using the straight-line method over 35 years, 5 years and 17 years, respectively.

        It is the Company's policy to review the carrying value of unamortized goodwill, and when such review indicates impairment of value, goodwill would be written-down.

        Impairment of Long-Lived Assets:

        During March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." The Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that full recoverability is questionable. Management evaluates the recoverability of goodwill and other long-lived assets and several factors are used in the valuation including, but not limited to, management's plans for future operations, recent operating results and projected cash flows. The Company adopted SFAS No. 121 in 1996, the adoption of which did not have a material adverse effect on the results of operations or financial condition.

1.      Nature of operations and significant accounting policies (continued):

        Research and development costs:

        Research and development costs are charged to operations as incurred and amounted to approximately $44,000, $39,000, $54,000 and $54,000 for the nine-months ended September 30, 1996 and 1995 and the years ended December 31, 1995 and 1994, respectively.

        Earnings per share of common stock:

        Earnings per share of common stock is computed using the weighted average number of shares of common stock outstanding. Common shares contingently issuable are excluded from the computation of weighted average shares outstanding since conditions for issuance have not been met and/or their inclusion would have had an antidilutive effect.

        In October 1995. The Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock - Based Compensation." The Company will adopt the new disclosure requirements beginning with the year ending December 31, 1996.

2.      Business combination:

        On March 1, 1994, PTI Holding Inc. acquired Foam-O-Rama, Inc. ("Foam"), a business principally engaged in the design, manufacture and marketing of bicycle helmets, and concurrently merged Foam into PTI, a wholly-owned subsidiary organized for this purpose. After March 1, 1994, Foam had no separate or independent existence, having been merged into PTI. For purposes of the transfer of the economic benefits and risks, the acquisition was deemed to have occurred on January 1, 1994.

        The principal assets acquired consist of accounts receivable, inventories, production equipment and all of the issued and outstanding capital stock of PTA, a nonoperating wholly-owned subsidiary of Foam that licensed the name "Protective Technologies" to Foam.

        In exchange for all the outstanding shares of common stock of Foam, the Company paid $168,000 to the shareholders of Foam and issued them 400,000 shares of common stock of the Company. For purposes of valuing the net assets acquired, the quoted market price on March 1, 1994 of $3.50 per share was used. The Company also incurred acquisition costs of approximately $186,000. The acquisition resulted in the recognition of goodwill in the amount of $1,469,596.

3.      Discontinued operations:

        The Company discontinued its operations in the design, development and marketing of athletic footwear effective as of December 31, 1993, and wound up the business in 1994. At December 31, 1995, there are no remaining assets or liabilities of the discontinued operations. The Company disputed an account payable of $80,000 it recorded as being due to one of its former athletic footwear manufacturers. The Company claimed, among other matters, that the manufacturer failed to timely manufacture goods resulting in the cancellation of a $145,000 sales order. During November 1994, the manufacturer filed suit against the Company for payment of the $80,000. The Company asserted a counterclaim alleging the manufacturer breached the contract which resulted in lost profits and customers. In January 1996, the manufacturer released the Company without payment. Accordingly, the Company reversed the account payable and recognized the resulting gain as income from discontinued operations in the year ended December 31, 1995.

        Net sales for the discontinued operations for the year ended December 31, 1994 were approximately $191,000. There were no income taxes or income tax benefits recognized with respect to the discontinued operations for the years ended December 31, 1995 and 1994. The Company applied $80,000 of its net operating loss carryforward to the gain in 1995 thereby eliminating an income tax effect of $32,000.

4.      Inventories:

      Inventories are summarized as follows:
                                                     September 30,  December 31,
                                                         1996           1995
                                                      ----------     ----------
Raw materials ....................................    $1,342,602     $  838,059
Work-in-progress .................................        32,559        316,168
Finished goods ...................................     1,609,444        514,909
                                                      ----------     ----------
                                                      $2,984,605     $1,669,136
                                                      ==========     ==========


5.      Equipment and improvements:


        Equipment and improvements consist of the following:

                                                     September 30,  December 31,
                                                          1996          1995
                                                      ----------     ----------
Production equipment .............................    $  832,614     $  650,852
Office equipment .................................       209,971        130,728
Leasehold improvements ...........................       109,568         45,035
                                                      ----------     ----------
                                                       1,152,153        826,615
Less accumulated depreciation ....................       696,759        460,020
                                                      ----------     ----------

                                                      $  455,394     $  366,595
                                                      ==========     ==========


6.      Covenants not to compete:

        At the closing of the acquisition, the Company entered into a noncompetition agreement with the former shareholders of Foam restricting them from, among other activities, competing with the Company for a period of five years from the closing. The noncompetition agreement provided for payments aggregating $200,000, which were paid at the closing.

        At the closing, the Company also entered into noncompetition agreements with the two key employees of Foam restricting them from, among other activities, competing with the Company for a period of five years from the closing. These noncompetition agreements provided for payments aggregating $200,000 at closing plus $217,500 in the aggregate on June 30, 1995. On December 30, 1994, one of these noncompetition agreements was amended. The amendment permits the individual to engage in the business of foam packaging other than in connection with the business of bicycle helmets or bicycling accessories. Pursuant to this surrender of a portion of the noncompetition agreement, $98,800 representing the estimated portion of the unamortized covenants not to compete pertaining to the foam packaging business was charged to operations in 1994. The amendment also provides for the rescheduling of the remaining $108,750 payment to $25,000 on January 1, 1996, $25,000 plus accrued interest on January 1, 1997, and $58,750 plus accrued interest on January 1, 1998.

7.      Employment contracts:

        At the closing of the acquisition, the Company entered into a five-year employment agreement commencing as of January 1, 1994 with a key employee of Foam. The employment agreement provides for an initial starting salary of $100,000 per annum, certain fringe benefits, and additional compensation equal to .7% of the amount of PTI's gross profit, as defined, in excess of $3,812,255 per year during the term of the agreement. This requirement for additional compensation was not met in either year ended December 31, 1995 or 1994.

        The employment agreement also provides that the base salary will be reduced by $10,000 or $20,000 for any year in which PTI's gross profit is less than $2,500,000 and $1,900,000, respectively. In addition, the employment agreement provides that the Company pay a continuation bonus of $100,000 deemed earned throughout the two year period ended December 31, 1995.

        On December 30, 1994, a similar employment agreement with the other key employee of Foam was amended. The amendment provides for (1) the termination of employment effective on that date, (2) the continuation bonus be deemed earned on that date and payable on June 30, 1995 and (3) a $30,000 annual consulting fee for the years 1995 through 1998.

        At December 31, 1995, irrevocable standby letters of credit aggregating $208,750 were outstanding to secure the Company's obligations under the employment agreements and the noncompetition agreements. The Company has cash deposits totaling $208,750 as collateral for the standby letters of credit.

8.      Due to former key employees and shareholders of acquired company:

        At September 30, 1996 and December 31, 1995 the following amounts were due to the former key employees and shareholders of Foam.


                                                     September 30,  December 31,
                                                         1996          1995
                                                      ----------     ----------
Covenants not to compete .........................    $   83,750    $  108,750
Continuation bonus ...............................          --         100,000
One-half of the account payable acquired in the
   business combination settled by the
   assumption of the obligation by the former
   key employees and shareholders of Foam ........          --          18,454
Less advances ....................................          --        (102,145)
                                                      ----------    ----------
                                                          83,750       125,059
Less current portion .............................        25,000        41,309
                                                      ----------    ----------

Long-term portion ................................    $   58,750    $   83,750
                                                      ==========    ==========



        The scheduled maturities of the amounts due to the former key employees and shareholders of the acquired company are presented below:



           1996                                       $     --      $   41,309
           1997                                           25,000        25,000
           1998                                           58,750        58,750
                                                      ----------    ----------

                                                      $   83,750    $  125,059
                                                      ==========    ==========


        The former key employees and shareholders of Foam own an total of 400,000 shares of the Company's common stock at December 31, 1995 (300,000 shares at September 30, 1996). One of the former key employees of Foam is an officer of PTI.

9.      Leasing arrangements:

        Effective April 1, 1994, the Company entered into a two-year, noncancellable lease for a production, warehouse, and office facility. The lease calls for the minimum annual rent of $76,000 plus escalation charges for increases in real estate taxes. The lease is renewable at the Company's option for two additional years at the same terms. By notice in October 1994, the Company ceased making rental payments and terminated such lease because the lessor failed to obtain a certificate of occupancy. However, the Company continued to occupy the space through September 1995 until it relocated to a new facility. The landlord has commenced a suit against the Company for unpaid rent and for funds to make repairs. The resolution of this matter is presently uncertain. However, any possible settlement is not expected to have a material effect on the financial position and results of operations of the Company if concluded unfavorably.

        On January 11, 1995, the Company entered into a two-year lease for its new production, warehouse, and office facility. The lease which became effective upon occupancy in September 1995 calls for annual base rent of approximately $119,000 in year one, and $130,000 in year two. In addition to base rent, additional rent is applicable in year two based on increases in the Consumer Price Index. The Company has the option to renew this lease for an additional year. Total future minimum rental commitments as of December 31, 1995 are approximately $122,000 for 1996 and $87,000 for 1997.

        Rent expense for the year ended December 31, 1995 totaled approximately $140,000. Rent expense for the year ended December 31, 1994 totaled approximately $113,000, including approximately $7,000 charged to the discontinued operations.

        Total future minimum rental commitments as of September 30, 1996 are approximately $61,000 for 1996 and $87,000 for 1997. Rent expense for the nine-month periods ended September 30, 1996 and 1995 totaled approximately $255,000 and $122,000, respectively.

10.     Commitments and contingent liabilities:

        Outstanding letters of credit, related to imports, amounted to $42,000 at December 31, 1995.

        Certain claims, suits and complaints arising in the ordinary course of business have been filed or are pending against the Company. In the opinion of management, all matters are without merit or of such kind, or involve such amounts, as would not have a material effect on the financial position and results of operations of the Company if concluded unfavorably.

        While the Company has not experienced any product liability claims, it presently cannot be determined if its product liability insurance is adequate to cover any losses that may arise.


11.     Series A preferred stock:

        The Series A preferred stock issued on July 31, 1992 bears stock issuance rights entitling the holder thereof to the issuance of 10 shares of common stock, up to a maximum aggregate amount of 30 shares of common stock, for each share of Series A preferred stock for each of the following conditions that are met: The Company has net income of $750,000 during any of the three complete fiscal years immediately after the date of the public offering (December 1992); the Company has gross revenue of $20,000,000 during any of the five complete fiscal years after the date of the public offering; the Company has gross revenue of $35,000,000 during any of the five complete fiscal years after the date of the public offering; and a cumulative total of 50% of the warrants issued in the public offering have been exercised.

        If the period during which the shares of common stock are issuable lapses and each Series A preferred stockholder has not been issued 30 shares of common stock, then each share of Series A preferred stock is to be redeemed at the liquidation preference price of $.10 per share. All shares of common stock issuable with respect to the Series A preferred stock and not previously issued is to be issued if the Company is acquired, provided that if the common stock continues to be publicly traded, the average bid price during the prior 90 days is greater than or equal to $5.00 per share (the initial public offering price of the common stock).

        For the year ended December 31, 1995, the Company had net income in excess of $750,000. Accordingly, the Series A preferred shareholders were entitled to 10 shares of common stock for each Series A preferred share owned. However, three preferred shareholders holding an aggregate of 23,552 preferred shares relinquished their right to receive an issuance of an aggregate of 235,520 shares of the Company's common stock. In consideration for relinquishing their rights to that common stock, the Company granted the three preferred shareholders options to acquire an aggregate of 235,520 shares of the common stock. The options have an exercise price of $4.50 (the quoted market price on the effective date of grant), are exercisable commencing in January, 1996 and expire in January, 2006. The three preferred shareholders are also directors and major common stockholders of the Company. The remaining 14,480 common shares were issued to the other preferred stockholders in 1996.

12.     Common stock and warrants:

        In December 1992, the Company completed a public offering of 400,000 units at $10 per unit. Each unit consisted of two shares of common stock and one warrant to purchase one share of common stock at an exercise price of $7.50 expiring July 15, 1996 (the expiration date of the warrants was extended to January 15, 1998). The Company realized $3,310,928 after deducting underwriting discounts and expenses of the offering of $689,072. In January 1993, the underwriters exercised the overallotment provision of the underwriting agreement to purchase an additional 60,000 units. The Company realized $517,700 after deducting underwriting discounts and expenses of $82,300. As of September 30, 1996 and December 31, 1995, an aggregate of 460,000 warrants were outstanding and exercisable pursuant to these two transactions.

        In connection with the public offering, the underwriter received warrants to purchase 40,000 units at an exercise price of $11 per unit exercisable at any time during the four-year period commencing on December 15, 1993. None of these warrants have been exercised as of September 30, 1996 and December 31, 1995.

        During October 1992, the Company received $425,000 in exchange for interest bearing notes payable and warrants to purchase 63,750 shares of common stock at $1.65 per share. The Company repaid the $425,000 during 1992 and 1993. During October 1993 and January 1994, warrants to purchase 1,500 shares and 7,500 shares of common stock were exercised resulting in proceeds of $2,475 and $12,375, respectively. The remaining 54,750 warrants are outstanding at September 30, 1996 and December 31, 1995 and are exercisable until October 1997.

        During November and December 1994, the Company received an aggregate of $668,928 (net of underwriting discounts and offering costs of $82,947) from the private placement of a total of 318,956 shares of common stock. In connection with the private placement, the underwriter received warrants to purchase 62,500 shares of common stock at $3.75 per share and 14,765 shares of common stock at $3.95 per share at any time during the three-year period commencing in November 1994. None of these warrants have been exercised as of September 30, 1996 and December 31, 1995.

        During  the year  ended  December  31,  1994,  the  Company's  number of
        authorized   common  shares  was  increased  from  5,000,000  shares  to
        10,000,000 shares.

13.     Stock options:

        During July 1992, the Company granted stock options to three consultants. Two of the consultants have been granted stock options to purchase up to a total of 2,300 shares of common stock at an exercise price of $5.00 per share expiring in July 1997. These options are outstanding and exercisable at September 30, 1996 and December 31, 1995. In August 1994, the third consultant exercised his options and purchased 1,000 shares of common stock at $1.65 per share resulting in proceeds of $1,650.

        On December 23, 1992, the Company granted options to certain consultants to purchase up to a total of 5,500 shares of common stock at an exercise price of $4.75 per share. The term of the options is five years with respect to options to purchase 3,000 shares of common stock and ten years with respect to options to purchase 2,500 shares of common stock. At September 30, 1996 and December 31, 1995, these options are outstanding and are exercisable.

        Also on December 23, 1992, the Company granted options to certain employees and consultants to purchase up to a total of 39,000 shares of common stock. During May 1993, the exercise price of $4.75 per share with respect to 17,000 of these options was reduced to $2.50 per share. These options were exercised during 1995 resulting in proceeds of $42,500.

        During December 1993, the exercise price of $4.75 per share with respect to 22,000 of these options was reduced to $1.50 per share. Options to purchase 1,000 shares of common stock were exercised in 1995 resulting in proceeds of $1,500. Options to purchase 10,000 shares of common stock were exercised in November 1994 resulting in proceeds of $15,000 received in February 1995. Options to purchase 10,000 shares of common stock did not vest and have been surrendered. Options to purchase the remaining 1,000 shares of common stock are currently outstanding and exercisable until December 23, 1997.

        On December 23, 1992, the Company agreed to issue options to purchase up to 30,000 shares of common stock at an exercise price of $4.75 per share in connection with a consulting agreement. During 1993, the option price was reduced to $1.50 per share and options to purchase 3,500 shares of common stock were granted. Options issued are exercisable over a five-year period commencing December 23, 1992. Options to purchase 3,500 shares of common stock are currently outstanding and exercisable. The remaining 26,500 options have been retired.

        During March 1993, the Company issued options to purchase up to 2,500 shares of common stock to a consultant at an exercise price of $4.75 per share. During April 1993, the Company issued options to purchase a total of 2,000 shares of common stock to three consultants at an exercise price of $5.25 per share. If not exercised, these options will expire five years from the dates issued. These options to purchase an aggregate of 4,500 shares are currently outstanding and exercisable.

        During January 1994, the Company granted options to an employee to purchase up to 5,000 shares of common stock at an exercise price of $3.00 per share. These options were issued and became exercisable on April 1, 1995. If not exercised, these options will expire five years from the date issued. At September 30, 1996 and December 31, 1995, these options are outstanding and are exercisable.

        In July 1994, the Company agreed to grant to a customer and a consultant options to purchase, at the market price on the date of grant, an aggregate of 50,000 shares of its common stock (subject to increase proportionally to the extent the exercise price is below a $4.00 share per benchmark, and subject to decrease proportionally to the extent the exercise price is above such $4.00 per share benchmark) for each $1,000,000 of helmets purchased. If not exercised, options expire three years from the date granted. The agreement expires in July 1997, and automatically renews for successive annual periods unless cancelled by the Company or the customer. At September 30, 1996 and December 31, 1995, no options were granted under this agreement.

        During December 1994, the Company issued options to a consultant to purchase up to 15,000 shares of common stock at an exercise price of $4.00 per share. If not exercised, the options will expire five years from the date issued. At September 30, 1996 and December 31, 1995, these options are outstanding and are exercisable.

        During 1994, the Company adopted an incentive and non-qualified stock option plan. The total amount of shares of common stock which may be issued upon exercise of options granted under the plan is limited to 350,000 shares.

        Any options granted, may be exercisable for a period determined in each case by the Board of Directors. Except under certain circumstances, such period cannot exceed ten years from the date of grant. Options may not be granted after the plan terminates in 2004. However, unexpired options granted will continue until they lapse or terminate by their own terms and conditions.

        Any options granted to employees will expire if not exercised within three months after termination of employment. Subject to certain limitations, options may be granted to employees, directors, consultants, and others who, the Board of Directors believes have contributed, or will contribute to the Company. The options granted under the plan are described as below:

               During May 1995, the Company issued to its chief executive officer options to purchase up to 100,000 shares of common stock at an exercise price of $1.25 per share. The options vest and become exercisable 25% per year commencing 1995, and expire five years from date of vesting. At September 30, 1996 and December 31, 1995, options to purchase 100,000 shares of common stock are outstanding of which 50,000 are exercisable at September 30, 1996 and 25,000 exercisable at December 31, 1995.

               Also during May 1995, the Company granted options to a consultant to purchase up to a total of 160,000 shares of common stock at an exercise price of $1.25 per share. Options to purchase a total 120,000 shares vested in 1995, and options to purchase 40,000 shares of common stock vested in 1996. If not exercised, the options expire five years from the date of vesting. During 1996, the consultant exercised options to purchase 100,000 shares of common stock resulting in proceeds of $125,000. During 1995, the consultant exercised options to purchase 60,000 shares of common stock resulting in proceeds of $75,000. At December 31, 1995, options to purchase 100,000 shares of common stock are outstanding of which 60,000 are exercisable.

               Also during May 1995, the Company granted options to certain employees to purchase up to a total of 43,000 shares of common stock at exercise prices ranging from $2.25 to $3.125 per share. Options to purchase a total of 19,500 shares of common stock vested in 1995, options to purchase 5,000 shares of common stock vested in February 1996, and options to purchase 18,500 shares of common stock vested in April, May and August 1996. If not exercised, these options expire five years from the date of vesting. During 1996, options to purchase 15,000 shares of common stock at $2.50 per share and options to purchase 10,000 shares of common stock at $3.125 per share were exercised resulting in total proceeds of $68,750. During 1995, options to purchase 2,000 shares of common stock at $3.125 per share were exercised, resulting in proceeds of $1,562 and a receivable of $4,688. At September 30, 1996, options to purchase 16,000 shares of common stock are outstanding and are exercisable. At December 31,

               1995, options to purchase 41,000 shares of common stock are outstanding of which 17,500 are exercisable.

               On March 21, 1996, the Company granted options to certain employees to purchase up to a total of 15,000 shares of common stock at an exercise price of $5.375 per share. Options to purchase a total of 8,000 shares of common stock vested in March 1996. Options to purchase the remaining 7,000 shares of common stock vest in March 1998. If not exercised, these options expire five years from the date of vesting. At September 30, 1996, options to purchase 15,000 shares of common stock are outstanding of which 8,000 are exercisable.

               During April 1996, the Company granted options to an employee to purchase up to 15,000 shares of common stock at an exercise price of $5.875 per share. These options to purchase 15,000 shares of common stock vest in April 1997. If not exercised, these options expire five years from the date of vesting. At September 30, 1996, options to purchase 15,000 shares of common stock are outstanding none of which are exercisable.

               During August 1996, the Company granted options to an employee to purchase 15,000 shares of common stock at an exercise price of $8.00 per share. At September 30, 1996, options to purchase 15,000 shares are outstanding and are exercisable.

        During May 1995, the Company granted non-plan options to certain directors and an officer of PTI to purchase up to a total of 150,000 shares of common stock at an exercise price of $1.25 per share. Options to purchase 50,000 shares of common stock vested in 1995, options to purchase 50,000 shares of common stock vest in 1996, and options to purchase 25,000 shares of common stock vest annually in 1997 and 1998. If not exercised, the options expire five years from the date of vesting. At September 30, 1996, options to purchase 150,000 shares of common stock are outstanding of which 100,000 are exercisable. At December 31, 1995, options to purchase 150,000 shares of common stock are outstanding of which 50,000 are exercisable.

        Pursuant to a consulting agreement effective April 1996, the Company granted options to a consultant to purchase up to 150,000 shares of common stock at an exercise price of $5.875 per share. At September 30, 1996, options to purchase 75,000 shares of common stock are outstanding and are exercisable. However, the Company diputes the amount of options exercisable based on non-performance by the consultant. The remaining 75,000 options to purchase common stock become exercisable in March 1997 unless the consulting agreement is terminated by either party giving 30 day advance notice to the other party.

        During August 1996, the Company granted options to a consultant to purchase up to 10,000 shares of common stock at an exercise price of $9.00 per share. At September 30, 1996, options to purchase 10,000 shares of common stock are outstanding and are exercisable.

        For the nine-month periods ended September 30, 1996 and 1995 and the years ended December 31, 1995 and 1994, all options granted were for exercise prices equal to or exceeding the quoted market price at date of grant.

14.     Significant customers:

        For the nine-month period ended September 30, 1996, two major retail chain organizations accounted for approximately 66% and 14% of net sales. As of September 30, 1996, accounts receivable included approximately $1,185,000 and $815,000, respectively, due from these two customers.

        For the years ended December 31, 1995 and 1994, two major retail chain organizations accounted for approximately 63% and 23% of net sales in 1995 and 58% and 29% of net sales in 1994. As of December 31, 1995, accounts receivable included approximately $438,000 and $473,000, respectively, due from these two customers. Although additional major retailers have recently become customers, a loss of one or both of the established major customers would cause a significant loss of sales and affect operating results adversely.

15.     Income taxes:

        As of December 31, 1995, the Company has approximately $400,000 of net operating loss carryforwards available to reduce future taxable income and approximately $42,000 of tax credit carryforwards to reduce future income taxes. These carryforwards expire in years 2005 through 2010. The deferred tax assets of $320,000 at December 31, 1995 resulting from the carryforwards and other temporary differences have been reduced by a valuation allowance of $130,000 to reflect management's estimate that it is more likely than not that a portion of the deferred tax assets may not be realized. Realization is dependent on generating sufficient taxable income during the period that carryforwards and other temporary differences are expected to be available to reduce taxable income. The amount of the deferred tax asset considered realizable, however, could differ in the near term if estimates of future taxable income change, and that difference could be material. The valuation allowance decreased by $130,000 for the nine-month period ended September 30, 1996 and by $468,000 for the year ended December 31, 1995.

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets are presented as follows:



  ................................................   September 30,  December 31,
                                                          1996          1995
                                                      ----------     ----------
Accounts receivable due to the allowance for returns
     and doubtful collections .....................     $ 26,000         28,000
Inventories due to additional costs inventoried for
     tax purposes pursuant to the Tax Reform Act of
     1986 and inventory reserves ..................       41,600         26,000
Equipment and improvements due to depreciation ...         9,200          1,000
Intangible assets due to differences in amortization      84,000         63,000
Net operating loss carryforwards .................          --          160,000
Tax credit carryforwards .........................          --           42,000
                                                      ----------     ----------
Total deferred tax asset .........................       160,800        320,000
Less valuation allowance .........................          --          130,000
                                                      ----------     ----------
Net deferred tax asset ...........................    $  160,800     $  190,000
                                                      ==========     ==========

        The significant components of the income tax provision attributable to continuing operations for the nine-month period ended September 30, 1996 and for the year ended December 31, 1995 are presented below:

  ................................................   September 30,  December 31,
                                                         1996           1995
                                                      ----------     ----------
Current tax expense ..............................    $  830,880     $  141,000
Deferred tax (exclusive of the effects of the other
   components listed below) ......................        29,200        145,000
Tax credits ......................................       (60,000)        (8,000)
Tax benefits of operating loss carryforwards .....      (160,000)      (141,000)
Adjustment of the beginning of the year balance of the
   valuation allowance ...........................          --         (327,000)
                                                      ----------      ----------
Income taxes (benefit) ...........................    $  640,080     $ (190,000)
                                                      ==========      ==========


        The difference between the actual income tax provision and the tax provision computed by applying the statutory Federal income tax rate to earnings from continuing operations before taxes for the nine-month period ended September 30, 1996 and for the year ended December 31, 1995 is attributable to the following:


  ................................................   September 30,  December 31,
                                                         1996           1995
                                                      ----------     ----------
Income tax provision at 35% ......................    $  674,000     $  209,000
State income taxes net of Federal income tax
     (benefit)                                            76,000        (54,000)
Allowances for returns and doubtful collections ..        (6,000)      (122,000)
Additional inventory costs and reserves ..........        25,000        (29,000)
Depreciation .....................................        14,000           --
Intangible assets and amortization ...............        42,000        (16,000)
Deferred compensation ............................          --          (18,000)
Net operating loss carryforwards .................      (140,000)      (263,000)
Tax credit carryforwards .........................       (48,000)       (28,000)
Valuation allowance ..............................          --          130,000
Other ............................................         3,080          1,000
                                                      ----------     ----------
Actual income tax (benefit) provision ............    $  640,080     $ (190,000)
                                                      ==========      ==========


        The income tax provision of $640,080 for the nine-month period ended September 30, 1996 is composed of $576,080 of federal income taxes and $64,000 of state income taxes. For the nine-month period ended September 30, 1996, the income tax provision from continuing operations reflects the utilization of a $400,000 federal net operating loss carryforward.

        The deferred tax benefit of $190,000 for the year ended December 31, 1995, is comprised of a $155,000 Federal tax benefit and $35,000 state tax benefit. For the year ended December 31, 1995, the income tax provision from continuing operations reflects the utilization of a $352,000 Federal net operating loss carryforward.

        For the nine-month period ended September 30, 1995 and for the year ended December 31, 1994, no income tax benefit was reported in the consolidated financial statements to reflect management's estimate at that time that it was more likely than not that the deferred tax asset may not be realized.

16.      Line of credit agreement:

        On May 6, 1996, the Company entered into a line of credit agreement with a bank. Under the terms of the agreement, the Company may borrow up to $7,000,000 based on the a percentage of certain accounts receivable and inventories as defined in the agreement. All borrowings are due on demand, and are collateralized by the Company's account receivable, inventories and other assets. At September 30, 1996, the Company had no outstanding liability pursuant to the line of credit agreement.